Exhibit 1.2
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of BlackBerry Limited

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of BlackBerry Limited (the “Company”) as of February 28, 2019 and 2018, the related consolidated statements of operations, shareholders’ equity, comprehensive income (loss) and cash flows for each of the three years in the period ended February 28, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at February 28, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended February 28, 2019, in conformity with United States generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of February 28, 2019, based on criteria established in Internal Control - Integrated Framework (2013 framework) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated April 5, 2019 expressed an unqualified opinion thereon.
Adoption of ASC 606
As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for revenue from contracts with customers in 2019 due to the adoption of ASC 606, Revenue from Contracts with Customers.
Adoption of ASU 2016-1
As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for financial instruments in 2019 due to the adoption of ASU 2016-1, Financial Instruments.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 1997.
Waterloo, Canada
April 5, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of BlackBerry Limited

Opinion on Internal Control over Financial Reporting
We have audited BlackBerry Limited’s (the “Company”) internal control over financial reporting as of February 28, 2019, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), (the “COSO criteria”). In our opinion, BlackBerry Limited maintained, in all material respects, effective internal control over financial reporting as of February 28, 2019, based on the COSO criteria.
As indicated in the accompanying Management’s Annual Report on Internal Control over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Cylance Inc. which is included in the 2019 consolidated financial statements of the Company and constituted 2% and (3%) of total and net assets, respectively, as of February 28, 2019 and less than 1% and (6%) of revenue and income before income taxes, respectively, for the year then ended. Our audit of internal control over financial reporting of the Company also did not include an evaluation of the internal control over financial reporting of Cylance Inc.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated financial statements of the Company which comprise the consolidated balance sheets as of February 28, 2019 and 2018, the consolidated statements of operations, shareholders’ equity, comprehensive income (loss) and cash flows for each of the three years in the period ended February 28, 2019 and the related notes, and our report dated April 5, 2019 expressed an unqualified opinion thereon.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.
Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with United States generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Waterloo, Canada
April 5, 2019

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING
To the Shareholders of BlackBerry Limited
Management of BlackBerry Limited is responsible for the preparation and presentation of the Consolidated Financial Statements and all of the financial information in this Annual Report. The Consolidated Financial Statements were prepared in accordance with United States generally accepted accounting principles and include certain amounts based upon estimates and judgments required for such preparation. The financial information appearing throughout this Annual Report is consistent with the Consolidated Financial Statements. The Consolidated Financial Statements have been reviewed by the Audit and Risk Management Committee and approved by the Board of Directors of BlackBerry Limited.
In fulfilling its responsibility for the reliability and integrity of financial information, management has developed and maintains systems of accounting and internal controls and budgeting procedures. Management believes these systems and controls provide reasonable assurance that assets are safeguarded, transactions are executed in accordance with management’s authorization and financial records are reliable for the preparation of accurate and timely Consolidated Financial Statements.
As permitted by published guidance of the U.S. Securities and Exchange Commissions (SEC), management’s evaluation of and conclusion on the effectiveness of internal controls over financial reporting did not include the internal controls of Cylance Inc., which is included in the Company’s fiscal 2019 consolidated financial statements. The aggregate assets acquired were $77 million, representing 2% of the Company’s total assets as at February 28, 2019. The gross revenue earned from the date of acquisition to February 28, 2019, constituted less than 1% of the Company’s gross revenue for the year ended February 28, 2019.
The Company’s Audit and Risk Management Committee of the Board of Directors, which consists entirely of non-management independent directors, usually meets two times per fiscal quarter with management and the independent registered public accounting firm to ensure that each is discharging its respective responsibilities, to review the Consolidated Financial Statements and either the quarterly review engagement report or the independent registered public accounting firm’s report and to discuss significant financial reporting issues and auditing matters. The Company’s external registered public accounting firm has full and unrestricted access to the Audit and Risk Management Committee to discuss audit findings, financial reporting and other related matters. The Audit and Risk Management Committee reports its findings to the Board of Directors for consideration when the Board approves the Consolidated Financial Statements for issuance to the shareholders.
The Consolidated Financial Statements for fiscal 2019, fiscal 2018 and fiscal 2017 have been audited by Ernst & Young LLP, the independent registered public accounting firm appointed by the shareholders, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).

/s/ John S. Chen
Waterloo, Ontario	John S. Chen
April 5, 2019	President & CEO

BlackBerry Limited
Incorporated under the Laws of Ontario
(United States dollars, in millions)
Consolidated Balance Sheets

	As at
	February 28, 2019	February 28, 2018
Assets
Current
Cash and cash equivalents	$548	$816
Short-term investments	368	1,443
Accounts receivable, net	194	151
Other receivables	19	71
Income taxes receivable	9	26
Other current assets	56	38
	1,194	2,545
Restricted cash and cash equivalents	34	39
Long-term investments	55	55
Other long-term assets	28	28
Deferred income tax assets	2	3
Property, plant and equipment, net	85	64
Goodwill	1,463	569
Intangible assets, net	1,068	477
	$3,929	$3,780
Liabilities
Current
Accounts payable	$48	$46
Accrued liabilities	192	205
Income taxes payable	17	18
Deferred revenue, current	214	142
	471	411
Deferred revenue, non-current	136	53
Other long-term liabilities	19	23
Long-term debt	665	782
Deferred income tax liabilities	2	6
	1,293	1,275
Shareholders’ equity
Capital stock and additional paid-in capital
Preferred shares: authorized unlimited number of non-voting, cumulative, redeemable and retractable
Common shares: authorized unlimited number of non-voting, redeemable, retractable Class A common shares and unlimited number of voting common shares
Issued - 547,357,972 voting common shares (February 28, 2018 - 536,733,733)	2,688	2,560
Deficit	(32)	(45)
Accumulated other comprehensive loss	(20)	(10)
	2,636	2,505
	$3,929	$3,780
See notes to consolidated financial statements.
On behalf of the Board:

John S. Chen	Barbara Stymiest
Director	Director

BlackBerry Limited
(United States dollars, in millions)
Consolidated Statements of Shareholders’ Equity

	Capital Stock and Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total
Balance as at February 29, 2016	$2,448	$768	$(8)	$3,208
Net loss	—	(1,206)	—	(1,206)
Other comprehensive loss	—	—	(9)	(9)
Shares issued:
Exercise of stock options	1	—	—	1
Stock-based compensation	60	—	—	60
Tax deficiencies related to stock-based compensation	(1)	—	—	(1)
Employee share purchase plan	4	—	—	4
Balance as at February 28, 2017	2,512	(438)	(17)	2,057
Net income	—	405	—	405
Other comprehensive income	—	—	7	7
Shares issued:
Exercise of stock options	4	—	—	4
Stock-based compensation	49	—	—	49
Cumulative impact of adoption of ASU 2016-16	—	(3)	—	(3)
Share repurchase	(9)	(9)	—	(18)
Employee share purchase plan	4	—	—	4
Balance as at February 28, 2018	2,560	(45)	(10)	2,505
Net income	—	93	—	93
Other comprehensive loss	—	—	(4)	(4)
Shares issued:
Exercise of stock options	1	—	—	1
Stock-based compensation	67	—	—	67
Cumulative impact of adoption of ASU 606	—	(86)	—	(86)
Cumulative impact of adoption of ASU 2016-01	—	6	(6)	—
Exchange shares related to Cylance acquisition	35	—	—	35
Value of pre-combination service related to Replacement Awards included in purchase consideration	21	—	—	21
Employee share purchase plan	4	—	—	4
Balance as at February 28, 2019	$2,688	$(32)	$(20)	$2,636
See notes to consolidated financial statements.

BlackBerry Limited
(United States dollars, in millions, except per share data)
Consolidated Statements of Operations

	For the Years Ended
	February 28, 2019	February 28, 2018	February 28, 2017
Revenue	$904	$932	$1,309
Cost of sales
Cost of sales	206	262	542
Inventory write-down	—	—	150
	206	262	692
Gross margin	698	670	617

Operating expenses
Research and development	219	239	306
Selling, marketing and administration	406	467	553
Amortization	136	153	186
Impairment of goodwill	—	—	57
Impairment of long-lived assets	—	11	501
Loss on sale, disposal and abandonment of long-lived assets	3	9	171
Debentures fair value adjustment	(117)	191	24
Arbitration awards and settlements, net	(9)	(683)	—
	638	387	1,798
Operating income (loss)	60	283	(1,181)
Investment income (loss), net	17	123	(27)
Income (loss) before income taxes	77	406	(1,208)
Provision for (recovery of) income taxes	(16)	1	(2)
Net income (loss)	$93	$405	$(1,206)
Earnings (loss) per share
Basic	$0.17	$0.76	$(2.30)
Diluted	$0.00	$0.74	$(2.30)
See notes to consolidated financial statements.

BlackBerry Limited
(United States dollars, in millions)
Consolidated Statements of Comprehensive Income (Loss)

	For the Years Ended
	February 28, 2019	February 28, 2018	February 28, 2017
Net income (loss)	$93	$405	$(1,206)
Other comprehensive income (loss)
Net change in unrealized gains (losses) on available-for-sale investments	1	(3)	(7)
Net change in fair value of derivatives designated as cash flow hedges during the year, net of income taxes of nil (February 28, 2018 and February 28, 2017 - income taxes of nil)	(2)	1	2
Amounts reclassified to net income (loss) during the year, net of income taxes of nil (February 28, 2018 and February 28, 2017 - income taxes of nil)	3	(2)	(1)
Foreign currency translation adjustment	(6)	12	(3)
Actuarial losses associated with other post-employment benefit obligations	—	(1)	—
Other comprehensive income (loss)	(4)	7	(9)
Comprehensive income (loss)	$89	$412	$(1,215)
See notes to consolidated financial statements.

BlackBerry Limited
(United States dollars, in millions)
Consolidated Statements of Cash Flows

	For the Years Ended
	February 28, 2019	February 28, 2018	February 28, 2017
Cash flows from operating activities
Net income (loss)	$93	$405	$(1,206)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization	149	177	239
Deferred income taxes	(25)	(7)	33
Stock-based compensation	67	49	60
Impairment of goodwill	—	—	57
Impairment of long-lived assets	—	11	501
Non-cash consideration received from contracts with customers	(46)	—	—
Loss on sale, disposal and abandonment of long-lived assets	3	9	171
Debentures fair value adjustment	(117)	191	24
Other long-term assets	—	(18)	—
Other long-term liabilities	(12)	5	(5)
Other	3	(6)	—
Net changes in working capital items
Accounts receivable, net	(9)	49	166
Other receivables	52	(44)	17
Inventories	—	23	117
Income tax receivable	17	2	2
Other assets	(1)	16	45
Accounts payable	(15)	(82)	(179)
Accrued liabilities	(21)	(36)	(94)
Income taxes payable	(2)	4	(28)
Deferred revenue	(36)	(44)	(144)
Net cash provided by (used in) operating activities	100	704	(224)
Cash flows from investing activities
Acquisition of long-term investments	(2)	(27)	(430)
Proceeds on sale or maturity of long-term investments	2	77	228
Acquisition of property, plant and equipment	(17)	(15)	(17)
Proceeds on sale of property, plant and equipment	1	3	95
Acquisition of intangible assets	(32)	(30)	(52)
Business acquisitions, net of cash acquired	(1,402)	—	(5)
Acquisition of short-term investments	(2,895)	(3,499)	(1,366)
Proceeds on sale or maturity of short-term investments	3,970	2,861	2,271
Net cash provided by (used in) investing activities	(375)	(630)	724
Cash flows from financing activities
Issuance of common shares	5	8	5
Payment of contingent consideration from business acquisitions	—	—	(15)
Excess deficiency related to stock-based compensation	—	—	(1)
Common shares repurchased	—	(18)	—
Repurchase of 6% Debentures	—	—	(1,315)
Issuance of 3.75% Debentures	—	—	605
Net cash provided by (used in) financing activities	5	(10)	(721)
Effect of foreign exchange gain (loss) on cash, cash equivalents, restricted cash, and restricted cash equivalents	(3)	6	(1)
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents during the year	(273)	70	(222)
Cash, cash equivalents, restricted cash, and restricted cash equivalents, beginning of year	855	785	1,007
Cash, cash equivalents, restricted cash, and restricted cash equivalents, end of year	$582	$855	$785

As at	February 28, 2019	February 28, 2018	February 28, 2017
Cash and cash equivalents	$548	$816	$734
Restricted cash and cash equivalents	34	39	51
	$582	$855	$785
See notes to consolidated financial statements.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

1.	BLACKBERRY LIMITED AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND CRITICAL ACCOUNTING ESTIMATES
BlackBerry Limited (the “Company”) enables the Enterprise of Things by providing the technology that allows endpoints to trust one another, communicate securely, and maintain privacy. Based in Waterloo, Ontario, the Company was founded in 1984 and operates globally. The Company’s common shares trade under the ticker symbol “BB” on the New York Stock Exchange and the Toronto Stock Exchange.
Basis of Presentation and Preparation
The consolidated financial statements include the accounts of all subsidiaries of the Company with intercompany transactions and balances eliminated on consolidation. All of the Company’s subsidiaries are wholly owned. These consolidated financial statements have been prepared by management in accordance with United States generally accepted accounting principles (“U.S. GAAP”) on a basis consistent for all periods presented, except as described in Note 2.
Certain of the comparative figures have been reclassified to conform to the current year’s presentation.
The Company operates as a single reportable segment. For additional information concerning the Company’s segment reporting, see Note 15.
Accounting Policies and Critical Accounting Estimates
Use of estimates
The preparation of the consolidated financial statements requires management to make estimates and assumptions with respect to the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities. Significant areas requiring the use of management estimates relate to the determination of reserves for various litigation claims, revenue-related estimates including variable consideration, standalone selling price (“SSP”), estimated customer life, non-cash consideration, right of return and customer incentive commitments, fair value of goodwill, long-lived asset impairment, useful lives of capital and intangible assets, fair values of assets acquired and liabilities assumed in business combinations, provision for income taxes, realization of deferred income tax assets and the related components of the valuation allowance, allowance for doubtful accounts, and the fair value of the long-term debt. Actual results could differ from these estimates.
The significant accounting policies used in these U.S. GAAP consolidated financial statements are as follows:
Foreign currency translation
The U.S. dollar is the functional and reporting currency of the Company and substantially all of the Company’s subsidiaries.
Foreign currency denominated assets and liabilities of the Company and its U.S. dollar functional currency subsidiaries are translated into U.S. dollars. Accordingly, monetary assets and liabilities are translated using the exchange rates in effect as at the consolidated balance sheet dates, and revenue and expenses are translated at the rates of exchange prevailing when the transactions occurred. Remeasurement adjustments are included in income. Non-monetary assets and liabilities are translated at historical exchange rates.
Foreign currency denominated assets and liabilities of the Company’s non-U.S. dollar functional currency subsidiaries are translated into U.S. dollars at the exchange rates in effect as at the consolidated balance sheet dates. Revenue and expenses are translated using monthly average exchange rates. Exchange gains or losses arising from translation of foreign currency denominated assets and liabilities are included as a currency translation adjustment within accumulated other comprehensive income (loss) (“AOCI”).
Cash and cash equivalents
Cash and cash equivalents consist of balances with banks and liquid investments with maturities of three months or less at the date of acquisition.
Accounts receivable, net
The accounts receivable balance reflects invoiced and accrued revenue and is presented net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects estimates of probable losses in the accounts receivable balance. The Company expects the majority of its accounts receivable balances to continue to come from large customers as it sells the majority of its software products and services through resellers and network carriers rather than directly.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Company evaluates the collectability of its accounts receivable balance based upon a combination of factors on a periodic basis such as specific credit risk of its customers, historical trends and economic circumstances. The Company, in the normal course of business, monitors the financial condition of its customers and reviews the credit history of each new customer. When the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company (such as in the case of bankruptcy filings or material deterioration in the customer’s operating results or financial position, and payment experiences), the Company records a specific bad debt provision to reduce the customer’s related accounts receivable to its estimated net realizable value. If circumstances related to specific customers change, the Company’s estimates of the recoverability of accounts receivable balances could be further adjusted.
Investments
The Company’s cash equivalents and investments, other than publicly issued equity securities and private equity investments without readily determinable fair value, consist of money market and other debt securities, which are classified as available-for-sale for accounting purposes and are carried at fair value. Unrealized gains and losses, net of related income taxes, are recorded in AOCI until such investments mature or are sold. The Company uses the specific identification method of determining the cost basis in computing realized gains or losses on available-for-sale investments, which are recorded in investment income. In the event of a decline in value that is other-than-temporary, the investment is written down to fair value with a charge to income. The Company does not exercise significant influence with respect to any of these investments. Publicly issued equity securities are recorded at fair value and revalued at each reporting period with changes in fair value recorded through investment income. The Company elects to record private equity investments without readily determinable fair value at cost minus impairment, and adjusted for any changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. The Company reassesses each reporting period that its private equity investments without readily determinable fair value continue to qualify for this treatment.
Investments with maturities at the time of purchase of three months or less are classified as cash equivalents. Investments with maturities of one year or less (but which are not cash equivalents), equity investments and any investments that the Company intends to hold for less than one year are classified as short-term investments. Investments with maturities in excess of one year are classified as long-term investments.
The Company assesses individual investments that are in an unrealized loss position to determine whether the unrealized loss is other-than-temporary. The Company makes this assessment by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the fair value has been less than cost, the financial condition, the near-term prospects of the individual investment and the Company’s intent and ability to hold the investment. In the event that a decline in the fair value of an investment occurs and that decline in value is considered to be other-than-temporary, an impairment charge is recorded in investment income equal to the difference between the cost basis and the fair value of the individual investment as at the consolidated balance sheet date of the reporting period for which the assessment was made. The fair value of the investment then becomes the new cost basis of the investment.
If a debt security’s market value is below its amortized cost and either the Company intends to sell the security or it is more likely than not that the Company will be required to sell the security before its anticipated recovery, the Company records an other-than-temporary impairment charge to investment income for the entire amount of the impairment. For other-than-temporary impairments on debt securities that the Company does not intend to sell and it is not more likely than not that the entity will be required to sell the security before its anticipated recovery, the Company would separate the other-than-temporary impairment into the amount representing the credit loss and the amount related to all other factors. The Company would record the other-than-temporary impairment related to the credit loss as a charge to investment income, and the remaining other-than-temporary impairment would be recorded as a component of AOCI.
Derivative financial instruments
The Company uses derivative financial instruments, including forward contracts and options, to hedge certain foreign currency exposures. The Company does not use derivative financial instruments for speculative purposes.
The Company records all derivative instruments at fair value on the consolidated balance sheets. The fair value of these instruments is calculated based on notional and exercise values, transaction rates, market quoted currency spot rates, forward points, volatilities and interest rate yield curves. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative instrument and the resulting designation.
For derivative instruments designated as cash flow hedges, the effective portion of the derivative’s gain or loss is initially reported as a component of AOCI, net of tax, and subsequently reclassified into income in the same period or periods in

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

which the hedged item affects income. The ineffective portion of the derivative’s gain or loss is recognized in current income. In order for the Company to receive hedge accounting treatment, the cash flow hedge must be highly effective in offsetting changes in the fair value of the hedged item and the relationship between the hedging instrument and the associated hedged item must be formally documented at the inception of the hedge relationship. Hedge effectiveness is formally assessed, both at hedge inception and on an ongoing basis, to determine whether the derivatives used in hedging transactions are highly effective in offsetting changes in the value of the hedged items and whether they are expected to continue to be highly effective in future periods.
The Company formally documents relationships between hedging instruments and associated hedged items. This documentation includes: identification of the specific foreign currency asset, liability or forecasted transaction being hedged; the nature of the risk being hedged; the hedge objective; and the method of assessing hedge effectiveness. If an anticipated transaction is deemed no longer likely to occur, the corresponding derivative instrument is de-designated as a hedge and any associated unrealized gains and losses in AOCI are recognized in income at that time. Any future changes in the fair value of the instrument are recognized in current income.
For any derivative instruments that do not meet the requirements for hedge accounting, or for any derivative instruments for which hedge accounting is not elected, the changes in fair value of the instruments are recognized in income in the current period and will generally offset the changes in the U.S. dollar value of the associated asset, liability or forecasted transaction.
Inventories
Raw materials, work in process and finished goods are stated at the lower of cost and net realizable value. Cost includes the cost of materials plus direct labour applied to the product and the applicable share of manufacturing overhead. Cost is determined on a first-in, first-out basis. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion and disposal.
Property, plant and equipment, net
Property, plant and equipment are stated at cost, less accumulated amortization. Amortization is provided using the following rates and methods:

Buildings, leasehold improvements and other	Straight-line over terms between 5 and 40 years
BlackBerry operations and other information technology	Straight-line over terms between 3 and 5 years
Manufacturing, repair and research and development equipment	Straight-line over terms between 1 and 5 years
Furniture and fixtures	Declining balance at 20% per annum
Goodwill
Goodwill represents the excess of the acquisition price over the fair value of identifiable net assets acquired. Goodwill is allocated at the date of the business combination. Goodwill is not amortized, but is tested for impairment annually on December 31 or more frequently if events or changes in circumstances indicate the asset may be impaired. These events and circumstances may include a significant change in legal factors or in the business climate, a significant decline in the Company’s share price, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant disposal activity and the testing of recoverability for a significant asset group.
The Company did not have any goodwill impairment in fiscal 2019 or fiscal 2018.
As a result of the internal reporting reorganization in fiscal 2017, and the Company’s transition to segmented reporting in that fiscal year, the change in reporting unit structure necessitated a goodwill impairment assessment preceding and following the reorganization of reporting units. The impairment test was carried out in two steps. In the first step, the carrying amount of the reporting unit, including goodwill, is compared with its fair value. Following the reorganization, goodwill was assigned to the reporting units based upon the relative fair value allocation approach. The estimated fair value was determined utilizing multiple approaches based on the reporting units valued. In its analysis, the Company utilized multiple valuation techniques, including the income approach, discounted future cash flows, the market-based approach, and the asset value approach. The carrying amount of the Company’s assets was assigned to reporting units using reasonable methodologies based on the asset type. When the carrying amount of a reporting unit exceeds its fair value, goodwill of the reporting unit is considered to be impaired and the second step is necessary. Different judgments could yield different results.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The completion of step one of the goodwill impairment test following the internal reporting reorganization provided indications of impairment in certain reporting units, necessitating step two.
In the second step, the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The second step involves significant judgment in the selection of assumptions necessary to arrive at an implied fair value of goodwill. Different judgments could yield different results.
Using the impaired reporting units’ fair value determined in step one as the acquisition prices in hypothetical acquisitions of the reporting units, the implied fair values of goodwill were calculated as the residual amount of the acquisition price after allocations made to the fair values of net assets, including working capital, property, plant and equipment and both recognized and unrecognized intangible assets. Based on the results of step two of the goodwill impairment test in fiscal 2017, it was concluded that the carrying value of goodwill was impaired. Consequently, the Company recorded a goodwill impairment charge of $57 million (the “Goodwill Impairment Charge”), in the first quarter of fiscal 2017. The results of step one of the goodwill impairment test also indicated impairment in the asset groups associated with those reporting units, resulting in the long-lived asset impairment test as discussed below.
Intangible assets
Intangible assets with definite lives are stated at cost, less accumulated amortization. Amortization is provided on a straight-line basis over the following terms:

Acquired technology	Between 3 and 10 years
Intellectual property	Between 1 and 17 years
Other acquired intangibles	Between 2 and 10 years
Acquired technology consists of intangible assets acquired through business acquisitions. Intellectual property consists of patents (both purchased and internally generated) and agreements with third parties for the use of intellectual property. Other acquired intangibles include items such as customer relationships and brand. The useful lives of intangible assets are evaluated at least annually to determine if events or circumstances warrant a revision to their remaining period of amortization. Legal, regulatory and contractual factors, the effects of obsolescence, demand, competition and other economic factors are potential indicators that the useful life of an intangible asset may be revised.
Impairment of long-lived assets
The Company reviews long-lived assets (“LLA”) such as property, plant and equipment and intangible assets with finite useful lives for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. These events and circumstances may include significant decreases in the market price of an asset or asset group, significant changes in the extent or manner in which an asset or asset group is being used by the Company or in its physical condition, a significant change in legal factors or in the business climate, a history or forecast of future operating or cash flow losses, significant disposal activity, a significant decline in the Company’s share price, a significant decline in revenue or adverse changes in the economic environment.
The LLA impairment requires the Company to identify its asset groups and test impairment of each asset group separately. To conduct the LLA impairment test, the asset group is tested for recoverability using undiscounted cash flows over the remaining useful life of the primary asset. If forecasted net cash flows are less than the carrying amount of the asset group, an impairment charge is measured by comparing the fair value of the asset group to its carrying value. Determining the Company’s asset groups and related primary assets requires significant judgment by management. Different judgments could yield different results.
When indicators of impairment exist, LLA impairment is tested using a two-step process. The Company performs a cash flow recoverability test as the first step, which involves comparing the asset group’s estimated undiscounted future cash flows to the carrying amount of its net assets. If the net cash flows of the asset group exceed the carrying amount of its net assets, LLA are not considered to be impaired. If the carrying amount exceeds the net cash flows, there is an indication of potential impairment and the second step of the LLA impairment test is performed to measure the impairment amount. The second step involves determining the fair value of the asset group. Fair values are determined using valuation techniques that are in accordance with U.S. GAAP, including the market approach, income approach and cost approach. If the carrying amount of the asset group’s net assets exceeds the fair value of the Company, then the excess represents the maximum amount of potential impairment that will be allocated to the asset group, with the limitation that the carrying

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

value of each separable asset cannot be reduced to a value lower than its individual fair value. The total impairment amount allocated is recognized as a non-cash impairment loss.
The Company reviews any changes in events and circumstances that have occurred on a quarterly basis to determine if indicators of LLA impairment exist. The Company had no LLA impairment in fiscal 2019.
In the second quarter of fiscal 2018, the Company performed an LLA impairment analysis on an asset group associated with certain prepaid royalty arrangements associated with the Company’s sale of handheld devices, using the procedure described above, which included a cash flow recoverability test. The estimated undiscounted net cash flows of the asset group were determined utilizing the Company’s internal forecasts. The Company concluded that the carrying value of the asset group exceeded the undiscounted net cash flows. Consequently, step two of the LLA impairment test was performed whereby the fair values of certain of the Company’s assets were compared to their carrying values. As a result of the analysis, the Company recorded a non-cash, pre-tax and after-tax charge against its LLA of approximately $11 million in the second quarter of fiscal 2018.
In the first quarter of fiscal 2017, as a result of step one of the goodwill impairment assessment, the Company performed an LLA impairment analysis on the intellectual property within the asset group associated with the Company’s handheld devices business using the procedure described above. As a result of such LLA impairment test, the Company recorded a non-cash, pre-tax and after-tax charge against its LLA of approximately $501 million in the first quarter of fiscal 2017.
Business acquisitions
The Company accounts for its acquisitions using the acquisition method whereby identifiable assets acquired and liabilities assumed are measured at their fair values as of the date of acquisition. The excess of the acquisition price over such fair value, if any, is recorded as goodwill, which is not expected to be deductible for tax purposes. The Company includes the operating results of each acquired business in the consolidated financial statements from the date of acquisition.
Royalties
The Company recognizes its liability for royalties in accordance with the terms of existing license agreements. Where license agreements are not yet finalized, the Company recognizes its current estimates of the obligation in accrued liabilities in the consolidated financial statements. When the license agreements are subsequently finalized, the estimate is revised accordingly. Management’s estimates of royalty rates are based on the Company’s historical licensing activities, royalty payment experience, and forward-looking expectations.
Convertible debentures
The Company elected to measure its outstanding convertible debentures (collectively, the “Debentures” as defined in Note 10) at fair value in accordance with the fair value option. Each period, the fair value of the Debentures is recalculated and resulting gains and losses from the change in fair value of the Debentures are recognized in income. The fair value of the Debentures has been determined using the significant inputs of principal value, interest rate spreads and curves, embedded call option prices, the market price and volatility of the Company’s listed common shares and the Company’s implicit credit spread.
Revenue recognition
Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”)
On March 1, 2018, the Company adopted ASC 606 using the modified retrospective method. This method was applied to all contracts in effect at the date of initial application. The Company recognizes revenue, when control of the promised products or services are transferred to customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those products and services. Revenue is recognized through the application of the following steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when (or as) the Company satisfies a performance obligation.
A contract exists with a customer when both parties have approved the contract, commitments to performance and rights of each party (including payment terms) are identified, the contract has commercial substance and collection of substantially all consideration is probable for goods and services that are transferred.
Performance obligations promised in a contract are identified based on the goods and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the good or service either on

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

its own or together with other available resources, and are distinct in the context of the contract, whereby the transfer of the good or service is separately identifiable from other promises in the contract. If these criteria are not met, the promised goods and services are accounted for as a combined performance obligation.
The transaction price is determined based on the consideration the Company expects to be entitled to in exchange for transferring promised goods and services to the customer, excluding amounts collected on behalf of third parties such as sales taxes. Determining the transaction price requires significant judgment. To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method depending on the nature of the variable consideration. Non-cash consideration received is measured at fair value at contract inception. The estimated fair value is determined utilizing multiple valuation techniques, including the discounted future cash flows and the market-based approach.
Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative SSP. The Company’s method for allocation of consideration to be received and its method of estimation of SSP are described below under “Significant judgments”.
For each of the Company’s major categories of revenue, the following paragraphs describe the applicable specific revenue recognition policy, and when the Company satisfies its performance obligations. See Note 15 for a description of the Company’s revenue by product and service type and what each grouping contains.
Nature of products and services
Enterprise software and services
Enterprise software and services include revenue from the Company’s security, productivity, collaboration and end-point management solutions through the BlackBerry Secure platform, which includes BlackBerry Unified Endpoint Manager (UEM), BlackBerry Dynamics, BlackBerry Workspaces and BBM Enterprise, among other products and applications, as well as revenue from the sale of the Company’s AtHoc Alert secure networked crisis communications solution, its Secusmart SecuSUITE secure voice and text solution, professional services from BlackBerry Cybersecurity Services and BlackBerry Cylance.
The Company generates software license revenue from both term subscription and perpetual license contracts, both of which are often bundled with other products and services including technical support, unspecified updates and upgrades, and access to the Company’s proprietary secure network infrastructure.
If the licensed software in a contract requires access to the Company’s proprietary secure network infrastructure in order to function, revenue from term subscription contracts is recognized over time, ratably over the term, and revenue from perpetual license contracts is recognized over time, ratably over the expected customer life, which in most cases, the Company has estimated to be four years. If access to the Company’s proprietary network infrastructure is not required for the software to function, revenue associated with both term subscription and perpetual licenses contracts is recognized at a point in time upon delivery of the software. Generally, most of the Company’s enterprise software products sold require access to the Company’s proprietary secure network infrastructure in order to function, and therefore the associated revenue is recognized over time, ratably over either the subscription term or expected customer life as described above.
Revenue from technical support is recognized over the support period.
BlackBerry Technology Solutions
BlackBerry Technology Solutions (“BTS”) includes revenue from the Company’s QNX CAR Platform and Neutrino Operating System, among other BlackBerry QNX products, as well as revenue from the Company’s BlackBerry Radar asset tracking solution, Paratek antenna tuning technology, and Certicom cryptography and key management products. These are often bundled with other products and services including maintenance services and professional services.
Software license revenue from both term subscription and perpetual contracts is recognized at a point in time when the software is made available to the customer for use, as the software has standalone functionality and the license is distinct in the context of the contract. BTS also sells licenses for certain software embedded into hardware such as automotive infotainment systems; these licenses are sold as a sales-based royalty where intellectual property is the predominant item to which the royalty relates, and are recognized based on actual volumes and underlying sales by the customer of the hardware with the embedded software.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Revenue from software maintenance services is recognized over the length of the maintenance period, with an average term of one year.
Revenue from professional services is recognized over the term of the contract, as the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the services are provided.
Licensing, IP and other
Licensing, IP and other includes revenue from the Company’s mobility licensing software arrangements, including revenue from licensed hardware sales and intellectual property licensing, and from the Company’s BBM Consumer licensing arrangement.
In fiscal 2017 and fiscal 2018, the Company entered into multiple license agreements under which the Company licensed its security software and service suite and, in many cases, related brand assets to third parties who design, manufacture, sell and provide customer support for BlackBerry-branded and white-label handsets. Mobility license revenue for licensees whose sales exceed contractual sales minimums is recognized when licensed products are sold as reported by the Company’s licensees. For licensees whose sales do not exceed contractual sales minimums, revenue is recognized over time, ratably over the license term based on contractual minimum amounts due to the performance obligation to provide engineering services to the licensees.
The Company’s outbound patent licensing agreements provide for license fees that may be a single upfront payment or multiple payments representing all or a majority of the licensing revenue that will be payable to the Company. These agreements may be perpetual or term in nature and grant (i) a limited non-exclusive, non-transferable license to certain of the Company’s patents, (ii) a covenant not to enforce patent rights against the licensee, and (iii) the release of the licensee from certain claims.
The Company examines intellectual property agreements on a case-by-case basis to determine whether the intellectual property has standalone functionality. Revenue from patent licensing agreements is often recognized for the transaction price either when the license has been transferred to the customer, or based upon subsequent sales by the customer in the case of sales-based royalty licenses where the license of intellectual property is the predominant item to which the royalty relates.
Handheld devices
Prior to fiscal 2019, handheld devices included revenue from the sale of the DTEK60 and all prior BlackBerry smartphone models to carriers and distributors, accessories and repair services of handheld devices. As the Company has sold all of its inventory of handheld devices, any revenue currently recognized is now solely associated with the release of previously accrued amounts when the Company determines it has no further performance obligations.
SAF
SAF includes revenue associated with the Company’s legacy SAF business, relating to subscribers utilizing the Company’s legacy BlackBerry 7 and prior operating systems, as well as revenue relating to unspecified future software upgrade rights for devices previously sold by the Company.
SAF revenue is recognized over time as the monthly service is provided. In instances where the Company bills the customer prior to performing the service, the pre-billing is recorded as deferred revenue.
See Note 15 for further information, including revenue by major product and service types.
Significant judgments
The Company’s contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment.
Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue recognized under the contract will not occur. Any estimates, including any constraints on variable consideration, are evaluated at each reporting period. Judgment is required to determine the fair value of non-cash consideration at contract inception. The Company uses an independent third-party valuator for the fair value of non-cash consideration.
Judgment is required to determine the SSP for each distinct performance obligation. The Company’s products and services often have observable SSP when the Company sells a promised product or service separately to similar customers. A

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

contractually stated price or list price for a good or service may be the SSP of that good or service. However, in instances where SSP is not directly observable, the Company determines the SSP by maximizing observable inputs and using an adjusted market assessment approach using information that may include market conditions and other observable inputs from the Company’s pricing team, including historical SSP.
Significant judgment is required to determine the estimated customer life used in perpetual license contracts that require access to the Company’s proprietary secure network infrastructure to function. The Company uses historical experience regarding the length of the technology upgrade cycle and the expected life of the product to draw this conclusion.
Revenue contract balances
Timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets are generated when contractual billing schedules differ from revenue recognition timing. A receivable is recorded in instances when revenue is recognized prior to invoicing, and amounts collected in advance of services being provided are recorded as deferred revenue.
Certain sales commissions are considered incremental and recoverable costs of obtaining a contract with a customer. The Company’s capitalized commissions are recorded as other current assets and other long-term assets and are amortized proportionally based on the satisfaction of the related performance obligations, and are included in selling, marketing and administration expenses. See Note 15 for further information on the Company’s contract balances.
Payment terms and conditions vary by contract type, although standard billing terms are that payment is due upon receipt of invoice, payable within 30 to 60 days. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined that contracts generally do not include a significant financing component if the period between when the payment is received and when the Company transfers the promised goods or services to the customer will be one year or less.
Income taxes
The Company uses the liability method of income tax allocation to account for income taxes. Deferred income tax assets and liabilities are recognized based upon temporary differences between the financial reporting and income tax bases of assets and liabilities, and measured using enacted income tax rates and tax laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is more likely than not to be realized. The Company considers both positive evidence and negative evidence, to determine whether, based upon the weight of that evidence, a valuation allowance is required. Judgment is required in considering the relative impact of negative and positive evidence.
Significant judgment is also required in evaluating the Company’s uncertain income tax positions and provisions for income taxes. Liabilities for uncertain income tax positions are recognized based on a two-step approach. The first step is to evaluate whether an income tax position has met the recognition threshold by determining if the weight of available evidence indicates that it is more likely than not to be sustained upon examination. The second step is to measure the income tax position that has met the recognition threshold as the largest amount that is more than 50% likely of being realized upon settlement. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provisions, income taxes payable and deferred income taxes in the period in which the facts that give rise to a revision become known. The Company recognizes interest and penalties related to uncertain income tax positions as interest expense, which is then netted and reported within investment income.
The Company uses the flow-through method to account for investment tax credits (“ITCs”) earned on eligible scientific research and experimental development expenditures. Under this method, the ITCs are recognized as a reduction to income tax expense.
Research and development
Research costs are expensed as incurred. Development costs for licensed software to be sold, leased or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. The Company’s products are generally released soon after technological feasibility has been established and therefore costs incurred subsequent to achievement of technological feasibility are not significant and have been expensed as incurred. The Company does not currently have any capitalized research and development costs.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Comprehensive income (loss)
Comprehensive income (loss) is defined as the change in net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. The Company’s reportable items of comprehensive income (loss) are the cumulative translation adjustment resulting from non-U.S. dollar functional currency subsidiaries as described under the foreign currency translation policy above, cash flow hedges as described in Note 5, changes in the fair value of available-for-sale investments as described in Notes 3 and 4, changes in fair value from instruments-specific credit risk on Debentures as described in Note 10 and 13, and actuarial gains or losses associated with certain other post-employment benefit obligations. Realized gains or losses on available-for-sale investments are reclassified into investment income using the specific identification basis.
Earnings (loss) per share
Earnings (loss) per share is calculated based on the weighted average number of common shares outstanding during the fiscal year. The treasury stock method is used for the calculation of the dilutive effect of stock options. The if-converted method is used for the calculation of the dilutive effect of the Debentures.
Stock-based compensation plans
The Company has stock-based compensation plans. Awards granted under the plans are detailed in Note 11(b).
The Equity Incentive Plan (the “Equity Plan”) was adopted during fiscal 2014. The Equity Plan provides for the grants of incentive stock options and restricted share units (“RSUs”) to officers and employees of the Company or its subsidiaries. The number of common shares authorized for awards under the Equity Plan is 33,875,000 common shares. Any shares that are subject to options granted under the Equity Plan are counted against this limit as 0.625 shares for every one option granted, and any shares that are subject to RSUs granted under the Equity Plan are counted against this limit as one share for every RSU. Awards previously granted under the Equity Plan that expire or are forfeited, or settled in cash, are added to the shares available under the Equity Plan. Options forfeited will be counted as 0.625 shares to the shares available under the Equity Plan. Shares issued as awards other than options (i.e., RSUs) that expire or are forfeited, settled in cash or sold to cover withholding tax requirements are counted as one share added to the shares available under the Equity Plan.
In connection with the Cylance (as defined in Note 7) acquisition, the Company adopted the BlackBerry-Cylance Stock Plan (the “Cylance Stock Plan”). The Cylance Stock Plan provides for the grant of Replacement Awards (as defined in Note 11(b)) in connection with unvested Cylance employee equity awards. The number of common shares authorized for awards under the Cylance Stock Plan is 9,144,176 common shares, which is equal to the amount of Replacement Awards granted. As at February 28, 2019, there are no shares remaining in the Cylance Stock Plan for future grants. In addition, no shares may be reissued under the Cylance Stock Plan in respect of shares that expire or are forfeited, or settled in cash.
The Company measures stock-based compensation expense for options at the grant date based on the award’s fair value as calculated by the Black-Scholes-Merton (“BSM”) option pricing model for stock options, and the expense is recognized ratably over the vesting period. Options generally vest over a four year period with 25% vesting on the first anniversary date, and the remainder vesting in equal monthly installments. The BSM model requires various judgmental assumptions including volatility and expected option life. In addition, judgment is also applied in estimating the number of stock-based awards that are expected to be forfeited, and if actual results differ significantly from these estimates, stock-based compensation expense and the Company’s results of operations would be impacted.
Any consideration paid by employees on exercise of stock options, plus any recorded stock-based compensation within additional paid-in capital related to that stock option, is credited to capital stock.
RSUs are redeemed for common shares issued by the Company or the cash equivalent on the vesting dates established by the Board or the Compensation, Nomination and Governance Committee of the Board. The RSUs generally vest over a three-year period, either in equal annual installments or on the third anniversary date. For RSUs granted on performance, the Company estimates its achievement against the performance goals, which are based on the Company’s business plan approved by the Board. The estimated achievement is updated for the Company’s outlook for the fiscal year as at the end of each fiscal quarter. Compensation cost will only be recognized to the extent that performance goals are achieved. The Company classifies RSUs as equity instruments as the Company has the ability and intent to settle the awards in common shares. The compensation expense for standard RSUs is calculated based on the fair value of each RSU as determined by the closing value of the Company’s common shares on the business day of the grant date. The Company recognizes compensation expense over the vesting period of the RSU.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Company expects to settle RSUs, upon vesting, through the issuance of new common shares from treasury.
The Company has a Deferred Share Unit Plan (the “DSU Plan”), originally approved by the Board on December 20, 2007, under which each independent director is credited with Deferred Share Units (“DSUs”) in satisfaction of all or a portion of the cash fees otherwise payable to them for serving as a director of the Company. Each independent director’s annual retainer will be entirely satisfied in the form of DSUs. Within a specified period after a director ceases to be a member of the Board, DSUs will be redeemed for cash with the redemption value of each DSU equal to the weighted average trading price of the Company’s shares over the five trading days preceding the redemption date. Alternatively, the Company may elect to redeem DSUs by way of shares purchased on the open market or issued by the Company.
DSUs are accounted for as liability-classified awards and are awarded on a quarterly basis. These awards are measured at their fair value on the date of issuance and remeasured at each reporting period until settlement.
Advertising costs
The Company expenses all advertising costs as incurred. These costs are included in selling, marketing and administration expenses.

2.	ADOPTION OF ACCOUNTING POLICIES

Accounting Standards Adopted During Fiscal 2019
ASC 606, Revenue from Contracts with Customers
In May 2014, the Financial Accounting Standards Board (the “FASB”) issued ASC 606, a new accounting standard on the topic of revenue contracts, which replaced the prior revenue recognition standard. The new standard amended a number of requirements that an entity must consider in recognizing revenue and requires improved disclosures to help readers of financial statements better understand the nature, amount, timing and uncertainty of revenue recognized. For public entities, the new standard was effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period.
The most significant impact of adopting the new standard relates to timing of revenue recognized on software licenses in Enterprise software and services contracts. Prior to the adoption of ASC 606, where vendor-specific objective evidence could not be determined, the Company recognized term licensed software ratably over the longest contract deliverable, with certain perpetual contracts recognized upon delivery. Under the new standard, on the software licensing component of enterprise software offerings, the Company recognizes revenue over the subscription term for term subscription contracts, and over the expected customer life for perpetual license contracts which, in most cases, is estimated to be four years. Given this, the adoption of ASC 606 has resulted in Enterprise software and services revenue previously recognized for certain perpetual licenses being reversed as a cumulative adjustment from deficit to deferred revenue to be recognized ratably over the remaining period of performance. Professional services revenue that otherwise would have been recognized over time have now been recognized at adoption as a cumulative adjustment to deficit, and such revenue will be recognized when the performance obligation has been fulfilled. There were no significant changes to any of the Company’s other revenue streams, and there was no tax impact for the fiscal year ended February 28, 2019 due to the Company’s valuation allowance.
ASC 606 requires the capitalization of all the incremental costs to acquire a contract, and for these costs to be amortized into income proportionate to the recognition of the associated revenue. The Company previously capitalized and deferred a portion of its incremental costs to acquire a contract and amortized that cost into income ratably over the term of the contract. As a result, the adoption of ASC 606 resulted in certain costs incurred in acquiring a contract previously expensed being reversed through a cumulative adjustment from deficit to other current assets, and recognized over time on a systematic basis consistent with the transfer of the products or services to which the asset relates.
On March 1, 2018, the Company adopted ASC 606 and all related amendments using the modified retrospective method. The Company recognized the cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of deficit. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. In adopting the guidance, the Company applied the guidance to all contracts and used multiple practical expedients, including the assessment of contracts with similar terms and conditions on a portfolio basis, and has made no adjustment to the promised amount of consideration for the effects of a significant financing component.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The cumulative effect of the changes made to the Company’s March 1, 2018 consolidated statement of financial position for the adoption of ASC 606 was as follows:

Consolidated Balance Sheets	Balance as at February 28, 2018	ASC 606 Adjustments	Balance as at March 1, 2018
Assets
Other assets	$66	$11	$77

Liabilities
Deferred revenue	$195	$97	$292

Shareholders’ equity
Deficit	$(45)	$(86)	$(131)
The impact of the adoption of ASC 606 on the Company’s condensed financial statements during the fiscal year ended February 28, 2019 was as follows:

	As at February 28, 2019
Consolidated Balance Sheets	Balances Without Adoption of ASC 606	ASC 606 Adjustments	As Reported
Assets
Other assets	$67	$17	$84

Liabilities
Deferred revenue	$310	$40	$350

Shareholders’ equity
Deficit	$(9)	$(23)	$(32)

	For the Year Ended February 28, 2019
Consolidated Statements of Operations	Balances Without Adoption of ASC 606	ASC 606 Adjustments	As Reported
Revenue	$864	$40	$904

Operating expenses
Selling, marketing and administration	$410	$(4)	$406

Net income	$49	$44	$93
Earnings (loss) per share
Basic	$0.09	$0.08	$0.17
Diluted	$(0.07)	$0.07	$0.00

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Other Accounting Standards Updates (“ASU”)
In January 2016, the FASB issued ASU 2016-01 on the topic of financial instruments. The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The standard primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the guidance clarifies that an entity should evaluate the need for a valuation allowance on a deferred income tax asset related to available-for-sale securities. The guidance is effective for interim and annual periods beginning after December 15, 2017. The Company adopted this guidance in the first quarter of fiscal 2019. As a result of the adoption of ASU 2016-01, the Company recognized approximately $8 million in unrecognized losses on equity securities that had previously been recorded to other comprehensive income (loss), through a cumulative addition to deficit in the consolidated balance sheet as of March 1, 2018. The Company recognized approximately $14 million on the change in fair value from instrument-specific credit risk that had previously been recorded to deficit through a cumulative increase to AOCI in the consolidated balance sheet as of March 1, 2018. The Company will also account for equity investments without a readily determinable fair value using the practicability exception. The investments will be measured at cost, less any impairment, plus or minus any changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer.
In November 2016, the FASB issued ASU 2016-18 on the topic of the statement of cash flows. The amendments in this update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This guidance is effective for interim and annual periods beginning after December 15, 2017. The Company adopted this guidance in the first quarter of fiscal 2019.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued a new accounting standard on the topic of leases. The new standard requires companies to include lease obligations in their balance sheets, including a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases, the lessee will recognize interest expense and amortization of the ROU asset, and for operating leases, the lessee will recognize a straight-line total lease expense. The guidance is effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The Company is in the process of determining the impact, and expects that, in the first quarter of fiscal 2020 when the standard becomes effective for the Company, there likely will be a material impact to its balance sheet consisting of the recognition of a ROU asset and a corresponding lease liability. The Company established a cross-functional coordinated team to conduct the implementation of the lease standard, which was responsible for identifying and implementing the appropriate changes to the Company’s relevant business processes, systems and controls to support the required accounting and disclosure changes.
In August 2017, the FASB issued a new accounting standard on the topic of derivatives and hedging. The amendments in this update expand and refine the designation and measurement guidance for qualifying hedging relationships and the presentation of those hedge results. The guidance is effective for interim and annual periods beginning after December 15, 2018. The Company will adopt this guidance in the first quarter of fiscal 2020 and does not expect the impact to have a material effect on its results of operations, financial position and disclosures.

3.	CASH, CASH EQUIVALENTS AND INVESTMENTS

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use in pricing the asset or liability, such as inherent risk, non-performance risk and credit risk. The Company applies the following fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value into three levels:

•	Level 1 - Unadjusted quoted prices at the measurement date for identical assets or liabilities in active markets.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

•
Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 - Significant unobservable inputs that are supported by little or no market activity.
The fair value hierarchy also requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The components of cash, cash equivalents and investments by fair value level as at February 28, 2019 were as follows:

	Cost Basis	Unrealized Gains	Unrealized Losses	Other-than- temporary Impairment	Fair Value	Cash and Cash Equivalents	Short-term Investments	Long-term Investments	Restricted Cash
Bank balances	$326	$—	$—	$—	$326	$322	$—	$—	$4
Other investments	36	—	—	—	36	—	—	36	—
	362	—	—	—	362	322	—	36	4
Level 1:
Equity securities	10	—	(10)	—	—	—	—	—	—

Level 2:
Term deposits, certificates of deposits, and GICs	85	—	—	—	85	—	55	—	30
Bankers’ acceptances	39	—	—	—	39	4	35	—	—
Commercial paper	264	—	—	—	264	177	87	—	—
Non-U.S. promissory notes	20	—	—	—	20	20	—	—	—
Non-U.S. government sponsored enterprise notes	139	—	—	—	139	25	114	—	—
Non-U.S. treasury bills/notes	35	—	—	—	35	—	35	—	—
U.S. treasury bills/notes	42	—	—	—	42	—	42	—	—
	624	—	—	—	624	226	368	—	30
Level 3:
Auction rate securities	20	2	—	(3)	19	—	—	19	—
	20	2	—	(3)	19	—	—	19	—
	$1,016	$2	$(10)	$(3)	$1,005	$548	$368	$55	$34

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The components of cash, cash equivalents and investments by fair value level as at February 28, 2018 were as follows:

	Cost Basis	Unrealized Gains	Unrealized Losses	Other-than- temporary Impairment	Fair Value	Cash and Cash Equivalents	Short-term Investments	Long-term Investments	Restricted Cash and Cash Equivalents
Bank balances	$169	$—	$—	$—	$169	$169	$—	$—	$—
Other investments	35	—	—	—	35	—	—	35	—
	204	—	—	—	204	169	—	35	—
Level 1:
Equity securities	10	—	(8)	—	2	—	2	—	—

Level 2:
Term deposits, certificates of deposits, and GICs	332	—	—	—	332	—	293	—	39
Bankers’ acceptances	211	—	—	—	211	211	—	—	—
Commercial paper	426	—	—	—	426	231	195	—	—
Non-U.S. promissory notes	227	—	—	—	227	102	125	—	—
Non-U.S. government sponsored enterprise notes	200	—	—	—	200	15	185	—	—
Non-U.S. treasury bills/notes	284	—	—	—	284	50	234	—	—
U.S. treasury bills/notes	448	—	(1)	—	447	38	409	—	—
	2,128	—	(1)	—	2,127	647	1,441	—	39
Level 3:
Corporate notes/bonds	1	—	—	—	1	—	—	1	—
Auction rate securities	20	2	—	(3)	19	—	—	19	—
	21	2	—	(3)	20	—	—	20	—
	$2,363	$2	$(9)	$(3)	$2,353	$816	$1,443	$55	$39
As at February 28, 2019, the Company had equity investments without readily determinable fair value of $36 million (February 28, 2018 - $35 million). During the year ended February 28, 2019, there were no other-than-temporary impairment charges (other-than-temporary impairment charges of nil and $8 million relating to certain equity investments without readily determinable fair value for the years ended February 28, 2018 and February 28, 2017, respectively) and realized gains of nil relating to the sale of equity investments without readily determinable fair value (realized gains of nil and $12 million for the years ended February 28, 2018 and February 28, 2017, respectively).
There were no realized gains or losses on available-for-sale securities for the year ended February 28, 2019 (realized losses of $1 million and nil for the years ended February 28, 2018 and February 28, 2017, respectively).
The Company has restricted cash, consisting of cash and securities pledged as collateral to major banking partners in support of the Company’s requirements for letters of credit. These letters of credit support certain leasing arrangements entered into in the ordinary course of business, for terms ranging from one month to nine years. The Company is legally restricted from accessing these funds during the term of the leases for which the letters of credit have been issued; however, the Company can continue to invest the funds and receive investment income thereon.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The contractual maturities of available-for-sale investments as at February 28, 2019 were as follows:

	Cost Basis	Fair Value
Due in one year or less	$624	$624
Due after five years	17	19
No fixed maturity	10	—
	$651	$643
As at February 28, 2019, the Company had investments with continuous unrealized losses totaling $10 million, consisting of unrealized losses on equity securities (February 28, 2018 - continuous unrealized losses totaling $9 million).
As a result of the adoption of ASU 2016-01, the Company now records changes in fair value of equity securities through investment income, and has reclassified $8 million in unrealized losses on equity securities through a cumulative adjustment to deficit on March 1, 2018. For a full description of how the Company assesses its investments for other than- temporary impairment, see the description of accounting policies and critical accounting estimates under “Investments” in Note 1. For a description of the impact upon the adoption of ASU 2016-01 on the unrealized losses on equity securities, see Note 2.

4.	FAIR VALUE MEASUREMENTS
For a description of the fair value hierarchy, see Note 3.
Recurring Fair Value Measurements
The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities approximate their fair values due to their short maturities.
In determining the fair value of investments held (other than those classified as Level 3), the Company primarily relies on an independent third-party valuator for the fair valuation of securities. Pricing inputs used by the independent third-party valuator are generally received from one primary vendor. The pricing inputs are reviewed for completeness and accuracy, within a set tolerance level, on a daily basis by the independent third-party valuator. The Company also reviews and understands the inputs used in the valuation process and assesses the pricing of the securities for reasonableness after conducting its own internal collection of quoted prices from brokers. Fair values for all investment categories provided by the independent third-party valuator that are in excess of 0.5% from the fair values determined by the Company are communicated to the independent third party valuator for consideration of reasonableness. The independent third-party valuator considers the information provided by the Company before determining whether a change in the original pricing is warranted.
The Company’s investments (other than those classified as Level 3) largely consist of securities issued by major corporate and banking organizations, the provincial and federal governments of Canada, international government banking organizations and the U.S. Department of the Treasury, and are all investment grade. The Company also holds a limited amount of equity securities following the initial public offering by the issuer of a previous cost-based investment.
For a description of how the fair values of currency forward contracts and currency option contracts, the fair value of the Debentures (as defined in Note 10), the fair value of the long-term intellectual property licensing receivable, the fair value of the long-term RAP (as defined in Note 8) liability and the fair value of certain stock-based compensation awards have been determined, see the “Derivative financial instruments” and “Convertible debentures” accounting policies in Note 1, and Note 6, Note 8 and Note 11.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table summarizes the changes in fair value of the Company’s Level 3 assets for the years ended February 28, 2019 and February 28, 2018:

Level 3
Balance at February 28, 2017	$20
Principal repayments	—
Balance at February 28, 2018	20
Principal repayments	(1)
Balance at February 28, 2019	$19
The Company recognizes transfers in and out of levels within the fair value hierarchy at the end of the reporting period in which the actual event or change in circumstance occurred. There were no significant transfers in or out of Level 3 assets during the years ended February 28, 2019 or February 28, 2018.
The Company’s Level 3 assets measured on a recurring basis include auction rate securities as well as corporate notes/bonds consisting of securities received in a payment-in-kind distribution from a former structured investment vehicle.
The auction rate securities are valued using a discounted cash flow method incorporating both observable and unobservable inputs. The unobservable inputs utilized in the valuation are the estimated weighted average life of each security based on its contractual details and expected pay down schedule based upon the underlying collateral, the value of the underlying collateral that would be realized in the event of a waterfall event, an estimate of the likelihood of a waterfall event, an estimate of the likelihood of a permanent auction suspension, and an estimate of the likelihood of the securities being called at par. Significant changes in these unobservable inputs would result in significantly different fair value measurements. Generally, a change in the assumption used for the probability of a waterfall event is accompanied by a directionally opposite change in the assumption used for the probability of a permanent auction suspension. A waterfall event occurs if the funded reserves of the securities become insufficient to make the interest payments, resulting in the disbursement of the securities’ underlying collateral to the security holders.

5.	DERIVATIVE FINANCIAL INSTRUMENTS
The notional amounts and fair values of financial instruments outstanding were as follows:

	Derivative Assets (1)(2)		Derivative Liabilities (1)(3)
	As at February 28, 2019	As at February 28, 2018	As at February 28, 2019	As at February 28, 2018
Foreign exchange contracts
Fair value of derivatives designated as cash flow hedges	$1	$—	$(1)	$(1)
Fair value of derivatives not subject to hedge accounting	—	1	—	(1)
Total estimated fair value	1	1	(1)	(2)

Notional amount	$93	$123	$91	$161
______________________________
(1) The fair values of derivative assets and liabilities are measured using Level 2 fair value inputs.
(2) Derivative assets are included in other current assets.
(3) Derivative liabilities are included in accrued liabilities.
Foreign exchange
The Company’s currency risk management objective in holding derivative instruments is to reduce the volatility of current and future income as a result of changes in foreign currency exchange rates. To limit its exposure to adverse movements in foreign currency exchange rates, the Company enters into foreign currency forward and option contracts.
The majority of the Company’s revenue for the fiscal year ended February 28, 2019 was transacted in U.S. dollars. However, portions of the revenue are denominated in Canadian dollars, euros, and British pounds. Expenses, consisting of the majority of salaries and other certain operating costs, are incurred primarily in Canadian dollars. The Company enters

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

into forward and option contracts to hedge portions of these anticipated transactions to reduce the volatility on income associated with the foreign currency exposures. The Company also enters into forward and option contracts to reduce the effects of foreign exchange gains and losses resulting from the revaluation of certain foreign currency monetary assets and liabilities. As at February 28, 2019, approximately 9% of cash and cash equivalents, 29% of accounts receivable and 4% of accounts payable and accrued liabilities were denominated in foreign currencies (February 28, 2018 - 9%, 35% and 6%, respectively).
See “Derivative financial instruments” in Note 1 for the Company’s accounting policies on these instruments.
As at February 28, 2019 and February 28, 2018, the outstanding derivatives designated as cash flow hedges were considered to be fully effective. The maturity dates of these instruments range from March 2019 to November 2019. As at February 28, 2019, the net unrealized loss on these forward and option contracts (including option premiums paid) was nil (February 28, 2018 - net unrealized loss of $1 million). Unrealized gains associated with these contracts were recorded in other current assets and AOCI. Unrealized losses were recorded in accrued liabilities and AOCI. Option premiums were recorded in AOCI. As at February 28, 2019, the Company estimates that the net unrealized losses including option premiums on forward and option contracts that will be reclassified into income within the next 12 months will be approximately nil. For the fiscal years ended February 28, 2019 and February 28, 2018, there were no realized gains or losses on forward contracts that were ineffective upon maturity.
The following table shows the impact of derivative instruments designated as cash flow hedges on the consolidated statements of operations and the consolidated statements of comprehensive income (loss) for the year ended February 28, 2019 and February 28, 2018:

	Amount of Gain (Loss) Recognized in Other Comprehensive Income (Loss) on Derivative Instruments (Effective Portion)		Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
	For the Years Ended			For the Years Ended
	February 28, 2019	February 28, 2018		February 28, 2019	February 28, 2018
Foreign exchange contracts	$—	$(1)	Selling, marketing and administration	$(3)	$2
Total	$—	$(1)		$(3)	$2
As part of its currency risk management strategy, the Company may maintain net monetary asset and/or liability balances in foreign currencies. The Company enters into foreign exchange forward contracts to hedge certain monetary assets and liabilities that are exposed to foreign currency risk. The principal currencies hedged include the Canadian dollar, euro, and British pound. These contracts are not subject to hedge accounting, and any realized and unrealized gains or losses are recognized in income each period, offsetting the change in the U.S. dollar value of the asset or liability. The maturity dates of these instruments range from March 2019 to April 2019. As at February 28, 2019, there were no net unrealized gains (net of premium paid) recorded in respect of these instruments (February 28, 2018 - net unrealized gains or losses of nil). Unrealized gains associated with these contracts were recorded in other current assets and selling, marketing and administration expenses. Unrealized losses were recorded in accrued liabilities and selling, marketing and administration expenses.
The following table shows the impact of derivative instruments that are not subject to hedge accounting on the consolidated statements of operations for the years ended February 28, 2019 and February 28, 2018:

		Amount of Gain (Loss) in Income on Derivative Instruments
		For the Years Ended
	Location of Gain (Loss) Recognized in Income on Derivative Instruments	February 28, 2019	February 28, 2018
Foreign exchange contracts	Selling, marketing and administration	$4	$(9)
For information concerning the impact of foreign exchange on the consolidated statements of operations net of the above derivative instruments, see Note 16.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Credit risk
The Company is exposed to credit risk on derivative financial instruments arising from the potential for counterparties to default on their contractual obligations. The Company mitigates this risk by limiting counterparties to highly rated financial institutions and by continuously monitoring their creditworthiness. The Company’s exposure to credit loss and market risk will vary over time as a function of currency exchange rates. The Company measures its counterparty credit exposure as a percentage of the total fair value of the applicable derivative instruments. Where the net fair value of derivative instruments with any counterparty is negative, the Company deems the credit exposure to that counterparty to be nil. As at February 28, 2019, the maximum credit exposure to a single counterparty, measured as a percentage of the total fair value of derivative instruments with net unrealized gains, was 58% (February 28, 2018 - nil; February 28, 2017 - 100%). As at February 28, 2019, the Company had a credit risk exposure across all counterparties with outstanding or unsettled foreign exchange derivative instruments of nil on a notional value of $184 million (February 28, 2018 - no credit risk exposure on a notional value of nil).
The Company maintains Credit Support Annexes (“CSAs”) with several of its counterparties. These CSAs require the outstanding net position of all contracts be made whole by the paying or receiving of collateral to or from the counterparties on a daily basis, subject to exposure and transfer thresholds. As at February 28, 2019, the Company had nil in collateral posted with counterparties (February 28, 2018 - $1 million collateral posted or held).
The Company is exposed to market and credit risk on its investment portfolio. The Company reduces this risk by investing in liquid, investment grade securities and by limiting exposure to any one entity or group of related entities. As at February 28, 2019, no single issuer represented more than 16% of the total cash, cash equivalents and investments (February 28, 2018 - no single issuer represented more than 19% of the total cash, cash equivalents and investments), representing cash balances at one of the Company’s banking partners.
Interest rate risk
Cash and cash equivalents and investments are invested in certain instruments of varying maturities. Consequently, the Company is exposed to interest rate risk as a result of holding investments of varying maturities. The fair value of investments, as well as the investment income derived from the investment portfolio, will fluctuate with changes in prevailing interest rates. The Company has also issued the 3.75% Debentures (as defined below) as described in Note 10 with a fixed 3.75% interest rate. The fair value of the 3.75% Debentures will fluctuate with changes in prevailing interest rates. Consequently, the Company is exposed to interest rate risk as a result of the long-term nature of the 3.75% Debentures. The Company does not currently utilize interest rate derivative instruments to hedge its investment portfolio.

6.	CONSOLIDATED BALANCE SHEET DETAILS
Accounts receivable, net
The allowance for doubtful accounts as at February 28, 2019 was $25 million (February 28, 2018 - $24 million).
There was one customer that comprised more than 10% of accounts receivable as at February 28, 2019 (February 28, 2018 - no customer that comprised more than 10%).
Other current assets
Other current assets include items such as inventory, deferred contract acquisition costs, and prepaid expenses, among other items, none of which were greater than 5% of the current assets balance in all years presented.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Property, plant and equipment, net
Property, plant and equipment comprised the following:

	As at
	February 28, 2019	February 28, 2018
Cost
Buildings, leasehold improvements and other	$68	$60
BlackBerry operations and other information technology	85	71
Manufacturing, repair and research and development equipment	73	73
Furniture and fixtures	14	9
	240	213
Accumulated amortization	155	149
Net book value	$85	$64
For the year ended February 28, 2019, amortization expense related to property, plant and equipment amounted to $20 million (February 28, 2018 - $36 million; February 28, 2017 - $76 million).
Sale, disposal and abandonment of LLA - Property, plant and equipment, net
There were no losses associated with the sale, disposal and abandonment of property, plant and equipment during the year ended February 28, 2019 (February 28, 2018 - $3 million in losses).
As part of the Company’s resource alignment program (the “RAP”), as described in Note 8, the Company sold or disposed of a significant amount of property, plant and equipment. The Company incurred losses on the write-down of property, plant and equipment to fair value (as assets held for sale), the sale thereof, or disposal thereof of $171 million for the year ended February 28, 2017.
Intangible assets, net
Intangible assets comprised the following:

	As at February 28, 2019
	Cost	Accumulated Amortization	Net Book Value
Acquired technology	$1,020	$557	$463
Intellectual property	466	239	227
Other acquired intangibles	494	116	378
	$1,980	$912	$1,068

	As at February 28, 2018
	Cost	Accumulated Amortization	Net Book Value
Acquired technology	$682	$512	$170
Intellectual property	411	212	199
Other acquired intangibles	197	89	108
	$1,290	$813	$477
Other acquired intangibles include items such as customer relationships and brand.
For the year ended February 28, 2019, amortization expense related to intangible assets amounted to $129 million (February 28, 2018 - $141 million; February 28, 2017 - $163 million).
Total additions to intangible assets in fiscal 2019 amounted to $725 million (fiscal 2018 - $30 million). During fiscal 2019, the additions to intangible assets primarily consisted of $646 million in connection with the Cylance acquisition, patents received as non-cash consideration in a contract with a customer and payments for intellectual property relating to patent registration, licenses and maintenance fees.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Based on the carrying value of the identified intangible assets as at February 28, 2019, and assuming no subsequent impairment of the underlying assets, the annual amortization expense for each of the succeeding years is expected to be as follows: fiscal 2020 - $196 million; fiscal 2021 - $172 million; fiscal 2022 - $148 million; fiscal 2023 - $132 million; and fiscal 2024 - $127 million.
The weighted average remaining useful lives of the intangible assets are as follows:

As at
	February 28, 2019	February 28, 2018
Acquired technology	5.5 years	3.2 years
Intellectual property	7.3 years	7.0 years
Other acquired intangibles	5.8 years	4.4 years
Impairment of LLA
There were no LLA impairment charges taken in fiscal 2019.
As discussed in Note 1, during fiscal 2018 the Company recorded an LLA Impairment Charge of $11 million, which was applicable to certain prepaid royalty arrangements associated with the Company’s sale of handheld devices.
During fiscal 2017, the Company recorded the Fiscal 2017 LLA Impairment Charge of $501 million associated with intellectual property within the asset group associated with the Company’s handheld devices business.
Sale, disposal and abandonment of LLA - Intangible assets, net
The Company conducts regular reviews of the individual patents, both organically generated and acquired, composing its patent portfolio. As a result of this review, for the year ended February 28, 2019, the Company ceased enforcement and abandoned legal right and title to patents with a cost of $20 million, accumulated amortization of $19 million, and a net book value of approximately $1 million (February 28, 2018 - $16 million, $10 million, and $6 million, respectively; February 28, 2017 - $62 million, $55 million and $7 million, respectively).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Goodwill
Changes to the carrying amount of goodwill during the fiscal years ended February 28, 2019, February 28, 2018 and February 28, 2017 were as follows:

Carrying Amount
Carrying amount as at February 29, 2016	$618
Goodwill Impairment Charge	(57)
Effect of foreign exchange on non-U.S. dollar denominated goodwill	(2)
Carrying amount as at February 28, 2017	559
Effect of foreign exchange on non-U.S. dollar denominated goodwill	10
Carrying amount as at February 28, 2018	569
Effect of foreign exchange on non-U.S. dollar denominated goodwill	(5)
Goodwill acquired through business combination completed during the year	899
Carrying amount as at February 28, 2019	$1,463
As discussed in Note 1, the Company recorded the Goodwill Impairment Charge of $57 million during fiscal 2017.
Other long-term assets
The Company’s long-term assets comprised the following:

	As at
	February 28, 2019	February 28, 2018
Long-term intellectual property licensing receivable	$19	$25
Deferred contract acquisition costs, non-current	9	3
	$28	$28
The Company has a long-term intellectual property licensing receivable comprising a series of future amounts owing from a single licensee. As the amounts of the receivable are long-term in nature, the Company initially measured the payments at present value using an effective interest rate of 4.5%, and will record interest income over time to arrive at the total face value of the remaining payments of $20 million.
Accrued liabilities
Accrued liabilities comprised the following:

	As at
	February 28, 2019	February 28, 2018
Variable incentive accrual	$36	$40
Other	156	165
	$192	$205
Other accrued liabilities include, among other items, accrued vendor liabilities, accrued carrier liabilities and payroll withholding taxes, among other items, none of which were greater than 5% of the current liabilities balance.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Other long-term liabilities
Other long-term liabilities comprised the following:

	As at
	February 28, 2019	February 28, 2018
Lease incentive obligations	$8	$—
RAP (1)	11	23
	$19	$23
______________________________
(1) The present value of accrued future lease payments associated with the Company’s RAP as described in Note 8.

7.	BUSINESS ACQUISITIONS
On February 21, 2019, the Company acquired all of the issued and outstanding shares of Cylance Inc. (“Cylance”), an artificial intelligence and cybersecurity leader, for approximately $1.4 billion in cash, and common shares, plus the assumption of unvested employee incentive awards. The acquisition of Cylance is a strategic addition to the Company’s end-to-end secure communications portfolio. Its embeddable AI technology is expected to accelerate the development of the BlackBerry Spark platform, which the Company announced in 2018.
Due to the proximity of the acquisition to the Company’s fiscal year-end, accounting for the acquisition of Cylance is still ongoing. The information presented below, with the exception of cash acquired, is preliminary and provisional, as the Company is still completing its measurement of: (i) the fair value of identifiable assets acquired, (ii) consideration transferred for the acquiree, which is subject to a potential purchase price adjustment based upon the final calculation of working capital, and (iii) as a result of the preceding items its measurement of goodwill recognized.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table summarizes the preliminary fair value allocations of the acquisition price of the assets acquired and liabilities assumed during fiscal 2019:

Non-cash assets acquired
Current assets	$40
Property, plant and equipment and other long-term assets	25
Intangible assets
Acquired technology	283
In-process research and development	66
Customer relationships	277
Trade name	20
Goodwill(1)	899
1,610
Liabilities assumed
Current liabilities	27
Debt	125
Deferred revenue(2)	95
Deferred tax liability	22
Other long-term liabilities	8
277
Net non-cash assets acquired	1,333
Cash acquired	10
Restricted cash acquired	4
Net assets acquired	1,347
Settlement of acquiree debt(3)	125
$1,472

Consideration
Cash consideration	$1,416
Replacement Awards issued(4)	21
Exchange shares (5)	35
Total consideration	$1,472
______________________________

(1)	Goodwill represents the excess of the acquisition price over the fair value of net assets acquired, which is not expected to be deductible for tax purposes when goodwill results from share purchases.

(2)	The fair value of deferred revenue represents the costs to service the assumed obligations, plus a normal profit margin as required under purchase accounting.

(3)	$125 million in cash was paid to existing debt holders to settle Cylance debt outstanding at acquisition.

(4)
Fair value of Replacement Awards (as defined in Note 11(b)) issued in connection with unvested Cylance employee equity awards, related to pre-combination service and considered purchase consideration. See Note 11(b) for details on the Replacement Awards.

(5)
In lieu of cash, a proportion of consideration owed to certain Cylance shareholders will be paid in BlackBerry shares issued from treasury in equal instalments on the next three anniversary dates of the acquisition. There are no service or other requirements associated with the issuance of these shares.

The weighted average amortization period of the acquired technology, in-process research and development, customer relationships and trade name related to the business acquisitions completed during the year ended February 28, 2019 is approximately 8 years, 9 years, 9 years and 7 years, respectively.
The Company incurred $12 million in acquisition-related costs included in selling, general and administration expenses for the fiscal year ended February 28, 2019.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The amounts of revenue and loss before income taxes of the acquisition above included in the consolidated statements of operations for the year ended February 28, 2019 are as follows:

	Revenue(1)	Loss before income taxes
Actuals from acquisition date to February 28, 2019	$2	$(5)
______________________________

(1)	Includes revenue recognized related to deferred revenue, the fair value of which represents the costs to service the assumed obligations, plus a normal margin, as required under purchase accounting.
The Company has not disclosed supplemental pro forma information as the accounting for the acquisition is provisional and it is still determining the nature and amount of potential non-recurring pro forma adjustments directly attributable to the business combination.
There were no business acquisitions during fiscal 2018.

8.	RESTRUCTURING AND INTEGRATION
Resource Alignment Program
During fiscal 2016, the Company commenced the RAP for its device software, hardware and applications business with the objectives of reallocating Company resources to capitalize on growth opportunities, providing the operational ability to better leverage contract research and development services relating to its handheld devices, and reaching sustainable profitability. Other charges and cash costs may occur as programs are implemented or changes are completed.
The following table sets forth the activity in the Company’s RAP liability for fiscal 2019 and fiscal 2018:

	Employee Termination Benefits	Facilities Costs	Other Charges(1)	Total
Balance as at February 28, 2017	$9	$27	$—	$36
Charges incurred	12	26	29	67
Cash payments made	(20)	(14)	(27)	(61)
Balance as at February 28, 2018	1	39	2	42
Charges incurred	8	3	—	11
Cash payments made	(8)	(20)	(2)	(30)
Balance as at February 28, 2019	$1	$22	$—	$23

Current portion	$1	$11	$—	$12
Long-term portion	—	11	—	11
	$1	$22	$—	$23
______________________________

(1)	Other charges consist of costs associated with redundant systems from acquisitions that are being integrated into a single solution, and the effect of foreign exchange.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The long-term portion of the RAP liability is recorded at fair value, determined by measuring the remaining payments at present value using an effective interest rate of 2.0%, and the Company recorded interest expense over time to arrive at the total face value of the remaining payments.
The RAP charges included employee termination benefits, facilities and manufacturing network simplification costs as well as integration costs related to the transition and alignment of facilities and systems to the Company’s focus on its enterprise software business. Total charges, including non-cash charges incurred in fiscal 2019 and fiscal 2018, were as follows:

	For the Years Ended
	February 28, 2019	February 28, 2018	February 28, 2017
Cost of sales	$2	$11	$25
Research and development	2	5	4
Selling, marketing and administration	8	62	235
Total RAP charges	$12	$78	$264
As discussed in Note 6, the Company completes reviews of the individual patents, both organically generated and acquired, comprising its patent portfolio. As a result of this review, the Company ceased enforcement and abandoned legal right and title to a number of patents. As part of the RAP, the Company classified certain of the charges associated with the selective abandonment of certain patents as restructuring activities, incurring a charge of nil for fiscal 2019 (fiscal 2018 - $4 million and fiscal 2017 - $4 million). The abandonment charges are included in the loss on sale, disposal and abandonment of long-lived assets line of the Company’s consolidated statements of operations.
As part of the RAP, the Company decided to sell its data center assets to drive cost savings and efficiencies in the Company. The Company realized a loss on sale of approximately $165 million in fiscal 2017 in relation to the sale of these assets. The loss on sale has been included in the loss on sale, disposal and abandonment of long-lived assets line of the Company’s consolidated statements of operations and included in the total RAP charges.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

9.	INCOME TAXES
The difference between the amount of the provision for (recovery of) income taxes and the amount computed by multiplying net income before income taxes by the statutory Canadian tax rate is reconciled as follows:

	For the Years Ended
	February 28, 2019	February 28, 2018	February 28, 2017
Statutory Canadian tax rate	26.5%	26.5%	26.6%
Expected provision for (recovery of) income taxes	$20	$108	$(320)
Differences in income taxes resulting from:
Valuation allowance	(55)	(169)	302
Investment tax credits	(10)	(3)	(20)
Canadian tax rate differences		—	1
Change in unrecognized income tax benefits	9	8	28
Foreign tax rate differences	(1)	(6)	6
Effect of adjustments to deferred tax amounts for enacted changes resulting from U.S. tax reform	—	67	—
Non-deductible permanent differences	19	4	3
Other differences	2	(9)	(2)
Withholding tax on unremitted earnings	—	1	—
	$(16)	$1	$(2)

	For the Years Ended
	February 28, 2019	February 28, 2018	February 28, 2017
Income (loss) before income taxes:
Canadian	$63	$413	$(1,301)
Foreign	14	(7)	93
	$77	$406	$(1,208)
The provision for (recovery of) income taxes consists of the following:

	For the Years Ended
	February 28, 2019	February 28, 2018	February 28, 2017
Current
Canadian	$2	$1	$(3)
Foreign	7	7	(33)
Deferred
Canadian	—	—	—
Foreign	(25)	(7)	34
	$(16)	$1	$(2)

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Deferred income tax assets and liabilities consist of the following temporary differences:

	As at
	February 28, 2019	February 28, 2018
Assets
Property, plant, equipment and intangibles	$175	$190
Non-deductible reserves	89	48
Minimum taxes	264	265
Convertible Debentures (see Note 10)	15	47
Research and development	304	286
Tax loss carryforwards	414	307
Other	98	94
Deferred income tax assets	1,359	1,237

Valuation allowance	1,192	1,221
Deferred income tax assets net of valuation allowance	167	16

Liabilities
Property, plant, equipment and intangibles	(167)	(19)
Deferred income tax liabilities	(167)	(19)
Net deferred income tax asset (liability)	$—	$(3)
Deferred income tax asset	$2	$3
Deferred income tax liability	(2)	(6)
	$—	$(3)
The Company regularly assesses the need for a valuation allowance against its deferred tax assets. In making that assessment, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more likely than not that some or all of the deferred tax assets will be realized.
In evaluating the need for a valuation allowance, the Company noted that there had been three years of cumulative losses including fiscal 2019. In fiscal 2019, the Company was able to utilize a portion of its deferred tax assets resulting in a reduction in the deferred tax valuation allowance of $55 million (February 28, 2018 - decrease of $169 million). As a result, the deferred tax valuation allowance had an ending balance of $1,192 million (February 28, 2018 - $1,221 million). This accounting treatment has no effect on the Company’s ability to utilize deferred tax assets to reduce future cash tax payments. The Company will continue to assess the likelihood that the deferred tax assets will be realizable at each reporting period and the valuation allowance will be adjusted accordingly.
The Company’s total unrecognized income tax benefits as at February 28, 2019 and February 28, 2018 were $84 million and $73 million, respectively. A reconciliation of the beginning and ending amount of unrecognized income tax benefits that, if recognized, would affect the Company’s effective income tax rate is as follows:

	For the Years Ended
	February 28, 2019	February 28, 2018	February 28, 2017
Unrecognized income tax benefits, opening balance	$73	$65	$37
Increase for income tax positions of prior years	10	4	28
Increase for income tax positions of current year	5	4	—
Settlement of tax positions	(4)	—	—
Unrecognized income tax benefits, ending balance	$84	$73	$65
As at February 28, 2019, $71 million of the unrecognized tax benefits have been netted against deferred income taxes and $13 million has been recorded within income taxes payable on the Company’s consolidated balance sheets.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

A summary of open tax years by major jurisdiction is presented below:

Jurisdiction
Canada(1)	Fiscal 2010 - 2019
United States(2)	Fiscal 2016 - 2019
United Kingdom	Fiscal 2018 - 2019
______________________________
(1)    Includes federal as well as provincial jurisdictions, as applicable.
(2)     Pertains to federal tax years. Certain state jurisdictions remain open from fiscal 2015 through fiscal 2019.
The Company is subject to ongoing examination by tax authorities in the jurisdictions in which it operates. The Company regularly assesses the status of these examinations and the potential for adverse outcomes to determine the adequacy of the provision for income taxes, as well as the provisions for indirect and other taxes and related penalties and interest. The Company believes it is reasonably possible that approximately $2 million of its gross unrecognized income tax benefits will be realized in the next twelve months. While the final resolution of these audits is uncertain, the Company believes the ultimate resolution of these audits will not have a material adverse effect on its consolidated financial position, liquidity or results of operations.
The Company recognizes interest and penalties related to unrecognized income tax benefits as interest expense that is netted and reported within investment income (loss). The amount of interest accrued as at February 28, 2019 was approximately $5 million (February 28, 2018 - approximately $2 million). The amount of penalties accrued as at February 28, 2019 was $2 million (February 28, 2018 - nominal).
As at February 28, 2019, the Company has the following net operating loss carryforwards and tax credits, which are scheduled to expire in the following years:

Year of Expiry	Net Operating Losses	Capital Losses	Research and Development Tax Credits(1)	Minimum Taxes
2028	$—	$—	$—	$1
2029	10	—	—	—
2030	—	—	5	104
2031	—	—	5	128
2032	4	—	3	27
2033	97	—	106	1
2034	94	—	106	1
2035	11	—	51	2
2036	399	—	40	—
2037	472	—	25	—
2038	270	—	19	—
2039	217	—	17	—
Indefinite	—	30	21	—
	$1,574	$30	$398	$264
______________________________
(1)    Includes federal, provincial and state balances.
On December 22, 2017, the Tax Cuts and Jobs Act (the “TCJA”) was enacted into law, which significantly changed existing U.S. tax law and included numerous provisions that affected the business, such as imposing a one-time transition tax on deemed repatriation of deferred foreign income, reducing the U.S. federal statutory tax rate, limiting deductibility of executive compensation and creating new minimum taxes such as the Base Erosion Anti-Abuse Tax (“BEAT”).
In fiscal 2018 the Company recorded provisional amounts for certain enactment-date effects of the TCJA by applying the guidance in SAB 118 which was issued to address the application of U.S. GAAP in situations when a registrant did not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the TCJA. In accordance with the TCJA, in fiscal 2018 the Company

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

recorded a recovery of $3 million for the recognition of certain of its deferred tax assets and a deferred income tax expense for the change in the enacted rate of $67 million, which was fully offset by a $67 million tax recovery for a corresponding decrease in the valuation allowance related to the above mentioned deferred tax assets and liabilities.
December 22, 2018 marked the end of the measurement period for purposes of SAB 118. As such, the Company has completed the analysis based on legislative updates relating to the TCJA currently available which resulted in no change to amounts already recorded.

10.	LONG-TERM DEBT

3.75% Convertible Debentures
On September 7, 2016, Fairfax Financial Holdings Limited (“Fairfax”) and other institutional investors invested in the Company through a private placement of new debentures in an aggregate amount of $605 million (the “3.75% Debentures”), which partially replaced $1.25 billion aggregate principal amount of debentures issued in a private placement in fiscal 2014 (the “6% Debentures”) as described below (collectively, the “Debentures”).
Interest on the 3.75% Debentures is payable quarterly in arrears at a rate of 3.75% per annum.  The 3.75% Debentures mature on November 13, 2020, and each $1,000 of Debentures is convertible at any time into 100 common shares of the Company, for a total of 60.5 million common shares at a price of $10.00 per share for all 3.75% Debentures, subject to adjustments. Covenants associated with the 3.75% Debentures include limitations on the Company’s total indebtedness.
Under specified events of default, the outstanding principal and any accrued interest on the 3.75% Debentures become immediately due and payable upon request of holders holding not less than 25% of the principal amount of the Debentures then outstanding. During an event of default, the interest rate rises to 7.75% per annum.
The 3.75% Debentures are subject to a change of control provision whereby the Company would be required to make an offer to repurchase the 3.75% Debentures at 115% of par value if a person or group (not affiliated with Fairfax) acquires 35% of the Company’s outstanding common shares, acquires all or substantially all of its assets, or if the Company merges with another entity and the Company’s existing shareholders hold less than 50% of the common shares of the surviving entity.
The following table summarizes the changes in fair value of the 3.75% Debentures for the fiscal year ended February 28, 2019:

As at
February 28, 2019
Balance as at February 28, 2018	$782
Change in fair value of the 3.75% Debentures	(117)
Balance as at February 28, 2019	$665
The difference between the fair value of the 3.75% Debentures and the unpaid principal balance of $605 million is $60 million.  The fair value of the 3.75% Debentures is measured using Level 2 fair value inputs.
As a result of the adoption of ASU 2016-01, the Company recognized the cumulative change in fair value of the 3.75% Debentures from instrument-specific credit risk as of March 1, 2018 of approximately $14 million, through a cumulative increase to AOCI, as described in Note 2.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table shows the impact of the change in fair value of the Debentures for the fiscal years ended February 28, 2019, February 28, 2018 and February 28, 2017:

	For the Years Ended
	February 28, 2019	February 28, 2018	February 28, 2017
Income (charge) associated with the change in fair value from non-credit components recorded in the statement of operations	$117	$(191)	$(24)
Income associated with the change in fair value from instrument-specific credit components recorded in AOCI	—	—	—
Total decrease (increase) in the fair value of the Debentures (1)(2)	$117	$(191)	$(24)
______________________________

(1)
Prior to the adoption of ASU 2016-01 on March 1, 2018, the change in fair value from instrument-specific credit components of the Debentures was recorded in the consolidated statement of operations for the fiscal years ended February 28, 2018 and February 28, 2017.

(2)
In fiscal 2017, the Company recorded non-cash income associated with the change in the fair value of the 3.75% Debentures of $14 million and charges associated with the change in the fair value of the 6% Debentures of $38 million, as described below. The Company recorded total charges associated with the change in the Debentures of $24 million in fiscal 2017.

The Company recorded interest expense related to the 3.75% Debentures of $24 million, which has been included in investment income (loss) on the Company’s consolidated statements of operations in fiscal 2019 (fiscal 2018 - $23 million; fiscal 2017 - $48 million). The Company is required to make quarterly interest-only payments of approximately $6 million during the remaining term the 3.75% Debentures are outstanding.
Fairfax, a related party under U.S. GAAP, owned $500 million principal amount of the 6% Debentures and also purchased $500 million principal amount of the 3.75% Debentures. As such, the redemption of Fairfax’s portion of the 6% Debentures, the investment by Fairfax in the 3.75% Debentures and the payment of interest on the 3.75% Debentures owned by Fairfax represent related-party transactions. Fairfax receives interest at the same rate as other 3.75% Debenture holders.
6% Convertible Debentures
In fiscal 2014, the Company issued $1.25 billion of 6% Debentures. The terms of the 6% Debentures were substantially similar to those of the 3.75% Debentures, except for an interest rate of 6%, and the Company had an option to redeem the 6% Debentures after November 13, 2016 at specified redemption prices in specified periods.
The Company recorded non-cash charges associated with the change in the fair value of the 6% Debentures of $38 million in fiscal 2017 prior to the redemption as described below.
On August 4, 2016, the Company announced that the Toronto Stock Exchange had accepted notice of the Company’s normal course issuer bid to purchase up to $125 million principal amount of the outstanding 6% Debentures, representing 10% of the outstanding 6% Debentures as at July 31, 2016. During the second quarter of fiscal 2017, the Company repurchased and canceled approximately $5.0 million principal amount of 6% Debentures for approximately $5.3 million.
On August 26, 2016, the Company announced that, with the approval of the holders of the 6% Debentures, the indenture governing the 6% Debentures had been amended to permit optional redemption by the Company prior to November 13, 2016, the first date the Company would have otherwise been able to redeem the 6% Debentures. The Company announced that it would redeem the 6% Debentures for a redemption amount of approximately $1.33 billion (the “Redemption Amount”, which included approximately $19 million in accrued interest), which would settle all outstanding obligations of the Company in respect of the 6% Debentures. The redemption was completed on September 2, 2016. As the Company accounted for the 6% Debentures at fair value, the impact to the consolidated statements of operations of the redemption was recorded in the second quarter of fiscal 2017, as the Redemption Amount represented the fair value of the 6% Debentures as at August 31, 2016.

11.	CAPITAL STOCK

(a)	Capital Stock
The Company is authorized to issue an unlimited number of non-voting, redeemable, retractable Class A common shares, an unlimited number of voting common shares and an unlimited number of non-voting, cumulative, redeemable, retractable preferred shares. As at February 28, 2019 and February 28, 2018, there were no Class A common shares or preferred shares outstanding.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following details the changes in issued and outstanding common shares for the years ended February 28, 2019, February 28, 2018 and February 28, 2017:

	Capital Stock and Additional Paid-in Capital
	Stock Outstanding (000’s)	Amount
Common shares outstanding as at February 29, 2016	521,172	$2,448
Exercise of stock options	131	1
Common shares issued for RSU settlements	8,689	—
Stock-based compensation	—	60
Tax deficiencies related to stock-based compensation	—	(1)
Common shares issued for employee share purchase plan	505	4
Common shares outstanding as at February 28, 2017	530,497	2,512
Exercise of stock options	536	4
Common shares issued for RSU settlements	7,258	—
Stock-based compensation	—	49
Share repurchase	(1,992)	(9)
Common shares issued for employee share purchase plan	435	4
Common shares outstanding as at February 28, 2018	536,734	2,560
Exercise of stock options	105	1
Common shares issued for RSU settlements	10,156	—
Stock-based compensation	—	67
Exchange shares	—	35
Value of pre-combination service related to Replacement Awards included in purchase consideration	—	21
Common shares issued for employee share purchase plan	363	4
Common shares outstanding as at February 28, 2019	547,358	$2,688
The Company had 547 million voting common shares outstanding, 8 million options to purchase voting common shares, 21 million RSUs and 0.8 million DSUs outstanding as at April 1, 2019.
On June 23, 2017, the Company announced that it received acceptance from the Toronto Stock Exchange with respect to a normal course issuer bid to purchase for cancellation up to 31 million common shares of the Company, or approximately 6.4% of the outstanding public float as at May 31, 2017. During fiscal 2018, the Company repurchased approximately 2 million common shares at a cost of approximately $18 million. The Company recorded a reduction of approximately $9 million to capital stock and the amount paid in excess of the per share paid-in capital of the common shares of approximately $9 million was charged to deficit. All common shares repurchased by the Company pursuant to the normal course issuer bid have been canceled. During fiscal 2019, the Company did not repurchase any common shares. The common share repurchase program expired on June 26, 2018.

(b)	Stock-based Compensation
Replacement awards
In connection with the Cylance acquisition, the Company granted 8,320,130 options and 824,046 RSUs (“Replacement Awards”) to replace unvested Cylance employee stock options and unvested restricted share units, all of which were canceled upon the closing of the transaction. The Company was obligated to replace the unvested Cylance employee equity awards under the merger agreement governing the acquisition.
In accordance with ASC Topic 805 - Business Combinations, as the Company was obligated to conduct the replacement, these awards are considered to be replacement awards. Exchanges of share options or other share-based payment awards in conjunction with a business combination are modifications of share-based payment awards in accordance with ASC Topic 718 - Compensation - Stock Compensation (“ASC 718”). As a result, a portion of the fair-value-based measure of

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

the Replacement Awards, is included in measuring the consideration transferred in the Cylance business combination. To determine the portion of the Replacement Awards that is consideration transferred, the Company has measured the value of both the Replacement Awards granted by the Company and the historical Cylance awards as of February 21, 2019 in accordance with ASC 718. The portion of the fair-value-based measure of the Replacement Awards that is part of the consideration transferred equals the portion of the replaced Cylance award that is attributable to pre-combination service. The Company is attributing a portion of the Replacement Awards to post combination service as these awards require post combination service. The fair value of the rollover consideration was estimated to be $39 million, net of forfeitures, of which $21 million was attributable to pre-acquisition services. The remaining fair value of $18 million will be recorded as stock-based compensation over the remaining vesting period subsequent to the acquisition date. As of February 28, 2019, the remaining amount of unrecognized expense for the replacement awards totaled $18 million.
Stock options
The Company recorded a charge to income and a credit to paid-in-capital of approximately $1 million in fiscal 2019 (fiscal 2018 - $1 million; fiscal 2017 - $1 million) in relation to stock option-based compensation expense.
The Company has presented excess tax deficiencies from the exercise of stock option-based compensation awards as a financing activity in the consolidated statements of cash flows.
Stock options previously granted under the Equity Plan generally vest over a period of three years, and are generally exercisable over a period of five years from the grant date. Replacement stock options granted under the Cylance Stock Plan generally vest between three months to four years and are generally exercisable over a period of five to ten years. The Company issues new shares to satisfy stock option exercises. There are approximately 12 million shares in the equity pool available for future grants under the Equity Plan as at February 28, 2019 and no shares available for future grants under the Cylance Stock Plan as at February 28, 2019.
A summary of option activity for fiscal 2019 is shown below:

	Options Outstanding
	Number (000’s)	Weighted Average Exercise Price	Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (millions)
Balance as at February 28, 2018	862	7.57
Granted during the year	8,320	3.93
Exercised during the year	(105)	7.41
Forfeited/canceled/expired during the year	(63)	7.97
Balance as at February 28, 2019	9,014	$4.21	7.86	$41
Vested and expected to vest as at February 28, 2019	7,023	$4.27	7.74	$31
Exercisable as at February 28, 2019	556	$7.49	1.40	$1
The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value that would have been received by the option holders if all in-the-money options had been exercised on February 28, 2019. The intrinsic value of stock options exercised during fiscal 2019, calculated using the average market price during the year, was approximately $2.55 per share (February 28, 2018 - $2.89; February 28, 2017 - $1.20).
A summary of unvested stock options since February 28, 2018 is shown below:

	Options Outstanding
	Number (000’s)	Weighted Average Grant Date Fair Value
Balance as at February 28, 2018	451	$2.40
Granted during the year	8,320	5.50
Vested during the year	(273)	2.42
Forfeited during the year	(40)	2.44
Balance as at February 28, 2019	8,458	$5.45

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

As at February 28, 2019, there was $15 million of unrecognized stock-based compensation expense related to unvested stock options that will be expensed over the vesting period, which, on a weighted average basis, results in a period of approximately 1.84 years. The total fair value of stock options vested during the year ended February 28, 2019 amounted to $1 million (February 28, 2018 - $1 million; February 28, 2017 - $1 million).
Cash received from the stock options exercised for the year ended February 28, 2019 amounted to $1 million (February 28, 2018 - $4 million; February 28, 2017 - $1 million). There were no tax deficiencies incurred by the Company related to stock options exercised as at February 28, 2019 (February 28, 2018 - tax deficiency of nil; February 28, 2017 - tax deficiency of nil).
During the year ended February 28, 2019, there were 8,320,130 replacement stock options granted, all as Replacement Awards in connection with the Cylance acquisition (February 28, 2018 - nil; February 28, 2017 - 672,712). The weighted average fair value of these grants was calculated using the BSM option pricing model with the following assumptions:

	February 28, 2019	February 28, 2018	February 28, 2017
Weighted average grant date fair value of stock options granted during the period	$3.97 to $7.48	$—	$2.36
Assumptions:
Risk-free interest rates	2.50% to 2.56%	—%	0.92%
Expected life in years	3.91 to 6.16	0.00	3.52
Expected dividend yield	—%	—%	—%
Volatility	37% to 40%	—%	38.86%
The Company has no current expectation of paying cash dividends on its common shares. The risk-free interest rates utilized during the life of the stock options are based on a U.S. Treasury security for an equivalent period. The Company estimates the volatility of its common shares at the date of grant based on a combination of the implied volatility of publicly traded options on its common shares and historical volatility, as the Company believes that this is a reasonable indicator of expected volatility going forward. The expected life of stock options granted under the Equity Plan is based on historical exercise patterns, which the Company believes are representative of future exercise patterns. The expected life of stock options granted under the Cylance Stock Plan is based on the simplified method, as the terms and conditions are different then those previously granted under the Equity Plan.
Restricted Share Units
The Company recorded compensation expense with respect to RSUs of approximately $66 million in the year ended February 28, 2019 (February 28, 2018 - $48 million; February 28, 2017 - $59 million).
A summary of RSU activity during fiscal 2019 is shown below:

	RSUs Outstanding
	Number (000’s)	Weighted Average Grant Date Fair Value	Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (millions)
Balance as at February 28, 2018	14,932	7.87
Granted during the year	14,245	9.45
Vested during the year	(10,156)	7.14
Forfeited/cancelled during the year	(1,263)	8.95
Balance as at February 28, 2019	17,758	$9.48	1.74	$155
Vested and expected to vest February 28, 2019	16,030	$9.40	1.70	$139
The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the aggregate closing share price of the Company’s common shares on February 28, 2019, that would have been received by RSU holders if all RSUs had been vested on February 28, 2019).
Tax deficiencies incurred by the Company related to the RSUs vested were nil for the year ended February 28, 2019 (February 28, 2018 - tax deficiency of nil; February 28, 2017 - tax deficiency of $1 million).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

As at February 28, 2019, there was $112 million of unrecognized compensation expense related to RSUs that will be expensed over the vesting period, which, on a weighted average basis, results in a period of approximately 1.97 years.
During the year ended February 28, 2019, there were 14,245,412 RSUs granted (February 28, 2018 - 3,502,755), of which 824,046 RSUs were Replacement Awards in connection with the Cylance acquisition, all of which will be settled upon vesting by the issuance of new common shares.
During the year ended February 28, 2019, the weighted average fair value for RSUs granted was $9.45 (February 28, 2018 - $10.84; February 28, 2017 - $7.77). During the year ended February 28, 2019, the fair value of RSUs that vested was $73 million (February 28, 2018 - $54 million; February 28, 2017 - $67 million).

2019 Executive Chair Incentive Grant
In the first quarter of fiscal 2019, the Board approved an agreement to grant a time-based equity award, a long-term market performance-based equity award and a contingent cash award (together, the “2019 Executive Chair Grant”) to the Company’s Executive Chair and CEO as an incentive to remain as Executive Chair until November 3, 2023. The expense associated with the time-based equity award and market performance-based equity award is included in the compensation expense noted above. The equity and liability components of the agreement are summarized below:
Time-Based Equity Award
The time-based equity award consists of 5 million time-based RSUs that will vest annually in five equal tranches beginning on November 3, 2019.
Market Performance-Based Equity Award
The market performance-based equity award consists of five tranches, each of 1 million market-condition RSUs that will become earned and vested in increments of 1 million RSUs when the 10-day average closing price of the Company’s common shares on the New York Stock Exchange reaches $16, $17, $18, $19 and $20, respectively. The grant date fair value and the derived service period for each of the market condition equity awards was determined through the use of a Monte Carlo simulation model utilizing Level 2 inputs. Should the target price of an award be reached prior to the derived service date, the remaining unrecognized compensation cost for the award will be accelerated and recorded at that time. Any market-condition RSUs that have not been earned before November 3, 2023 will terminate on such date.
Contingent Cash Award
The contingent cash award consists of a cash amount of $90 million that becomes payable should the 10-day average closing price of the Company’s common shares on the New York Stock Exchange reach $30. As the award is triggered by the Company’s share price, it is considered stock-based compensation and accounted for as a share-based liability award, the fair value of which is determined at each reporting period end utilizing an option pricing model using Level 2 inputs and the associated compensation expense for the reporting period recorded. If unearned, the contingent cash award will terminate on November 3, 2023. See also the discussion under “Other contingencies” in Note 14. The Company recorded compensation expense with respect to the contingent cash award of approximately $1 million for the year ended February 28, 2019. The liability recorded in respect to the award was $1 million as at February 28, 2019 and is included within accrued liabilities.
Deferred Share Units
The Company issued 150,045 DSUs in the year ended February 28, 2019. There were 0.8 million DSUs outstanding as at February 28, 2019 (February 28, 2018 - 0.7 million). The Company had a liability of $7.2 million in relation to the DSU Plan as at February 28, 2019 (February 28, 2018 - $8.2 million) included in accrued liabilities.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

12.	EARNINGS (LOSS) PER SHARE
The following table sets forth the computation of basic and diluted earnings (loss) per share:

	For the Years Ended
	February 28, 2019	February 28, 2018	February 28, 2017
Net income (loss) for basic and diluted earnings (loss) per share available to common shareholders	$93	$405	$(1,206)
Less: Debentures fair value adjustment (1) (2)	(117)	—	—
Add: interest expense on Debentures (1) (2)	24	—	—
Net income (loss) for diluted earnings (loss) per share available to common shareholders	$—	$405	$(1,206)

Weighted average number of shares outstanding (000’s) - basic and diluted	540,477	532,888	525,265
Effect of dilutive securities (000’s)
Stock-based compensation (3) (4)	11,308	12,998	—
Conversion of Debentures (1) (2)	60,500	—	—
Exchange shares from Cylance acquisition (5)	4,182	—	—
Weighted average number of shares and assumed conversions (000’s) - diluted	616,467	545,886	525,265
Earnings (loss) per share - reported
Basic	$0.17	$0.76	$(2.30)
Diluted	$0.00	$0.74	$(2.30)
______________________________
(1) The Company has not presented the dilutive effect of the Debentures using the if-converted method in the calculation of diluted earnings (loss) per share for the years ended February 28, 2018 and February 28, 2017, as to do so would be antidilutive. See Note 10 for details on the Debentures.
(2) The Company has presented the dilutive effect of the 3.75% Debenture using the if-converted method, assuming conversion at the beginning of fiscal 2019 for the year ended February 28, 2019. Accordingly, to calculate diluted earnings (loss) per share, the Company adjusted net income by eliminating the fiscal 2019 Debentures fair value adjustments and interest expense incurred on the 3.75% Debentures in the year ended February 28, 2019, and added the number of shares that would have been issued upon conversion to the diluted weighted average number of shares outstanding. See Note 10 for details on the 3.75% Debentures.
(3) The Company has not presented the dilutive effect of in-the-money options or RSUs that will be settled upon vesting by the issuance of new common shares in the calculation of diluted earnings (loss) per share for the year ended February 28, 2017, as to do so would be antidilutive following the dilutive impact of the debentures.
(4) The Company has presented the dilutive effect of in-the-money options and RSUs that will be settled upon vesting by the issuance of new common shares in the calculation of diluted earnings (loss) per share for the years ended February 28, 2019 and February 28, 2018. As at February 28, 2019, there were 8,985,836 options and 9,300,191 RSUs outstanding that were in-the-money and may have a dilutive effect on earnings (loss) per share in future periods (February 28, 2018 - 790,918 options and 14,068,069 RSUs).
(5) The Company has presented the dilutive effect of the common shares in connection with the Cylance acquisition (see Note 7) in the calculation of diluted earnings (loss) per share for the year ended February 28, 2019.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

13.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
The components of accumulated other comprehensive loss are as follows:

	As at
	February 28, 2019	February 28, 2018	February 28, 2017
Accumulated net unrealized gains (losses) on available-for-sale investments	$2	$(7)	$(4)
Accumulated net unrealized losses on derivative instruments designated as cash flow hedges, net of tax	—	(1)	—
Foreign currency cumulative translation adjustment	(7)	(1)	(13)
Change in fair value from instruments-specific credit risk on Debentures	(14)	—	—
Actuarial losses associated with other post-employment benefit obligations	(1)	(1)	—
Accumulated other comprehensive loss	$(20)	$(10)	$(17)
As a result of the adoption of ASU 2016-01, the Company reclassified $8 million in unrecognized losses on equity securities that had previously been recorded to other comprehensive income (loss), through a cumulative addition to deficit in the consolidated balance sheet as of March 1, 2018. The Company recognized approximately $14 million on the change in fair value from instrument-specific credit risk that had previously been recorded to deficit through a cumulative increase to accumulated other comprehensive loss in the consolidated balance sheet as of March 1, 2018.
During the year ended February 28, 2019, $3 million in gains (pre-tax and post-tax) associated with cash flow hedges were reclassified from AOCI into selling, marketing and administration expenses. For details concerning the impact of the adoption of ASU 2016-01 on AOCI, see Note 2.

14.	COMMITMENTS AND CONTINGENCIES

(a)	Credit Facility and Letters of Credit
The Company has $31 million in collateralized outstanding letters of credit in support of certain leasing arrangements entered into in the ordinary course of business. See the discussion of restricted cash in Note 3.

(b)	Qualcomm Arbitration Award
On April 20, 2016, the Company and Qualcomm Incorporated (“Qualcomm”) entered into an agreement to arbitrate a dispute regarding whether Qualcomm’s agreement to cap certain royalties applied to payments made by the Company under a license between the parties. The binding arbitration hearing was held from February 27, 2017 to March 3, 2017 under the Judicial Arbitration and Mediation Services rules in San Diego, California. On April 11, 2017, the arbitration panel issued an interim decision, finding in favour of the Company. Subsequently, the Company reached an agreement with Qualcomm resolving all amounts payable in connection with the interim arbitration decision. Following a joint stipulation by the parties, the arbitration panel issued a final award on May 26, 2017 providing for the payment by Qualcomm to the Company of a total amount of $940 million including interest and attorneys’ fees, which was net of $22 million in certain royalties owed by the Company to Qualcomm for calendar 2016 and the first quarter of calendar 2017 previously recorded within accrued liabilities on the consolidated balance sheets.
Approximately $815 million of the arbitration award represents the return of royalty overpayments. This amount was recorded within Arbitration awards and settlements, net on the consolidated statements of operations in the first quarter of fiscal 2018. In the first quarter of fiscal 2018, the Company also recorded on the consolidated statements of operations, recoveries of legal expenses of approximately $8 million included in selling, marketing and administration, and $139 million of interest income within investment income (loss), net, for a total gain associated with the award of $962 million.

(c)	Nokia Arbitration Decision
On April 28, 2016, Nokia Corporation (“Nokia”) filed a Request for Arbitration with the International Chamber of Commerce International Court of Arbitration. The dispute related to whether certain payments due under a patent agreement between the parties were in fact owed under the terms of the agreement. An arbitration hearing was held May 8-9, 2017 in New York and on November 29, 2017, the arbitration panel issued a decision, finding in favour of Nokia and

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

awarding it approximately $137 million. On December 12, 2017, Nokia submitted a Petition for Correction to the arbitrators requesting correction of a computational error in the amount of pre-award interest provided for in the original award. On January 31, 2018, the arbitrators issued an addendum correcting this error. In the third quarter of fiscal 2018, the Company recorded $148 million in charges associated with the arbitration, consisting of $132 million within Arbitration awards and settlements, net and $16 million in interest expense within investment income (loss), net on the consolidated statements of operations.

(d)	Panasonic Settlement Agreement
In fiscal 2019, the Company and Panasonic Corporation entered into a settlement agreement whereby the Company received approximately $12 million in connection with previously purchased components utilized by the legacy handheld devices business. This amount, net of legal costs of approximately $3 million, was recorded within Arbitration awards and settlements, net on the consolidated statements of operations in the fourth quarter of fiscal 2019.

(e)	Lease Commitments
The Company is committed to future minimum annual lease payments related to real estate operating leases as follows:

For the fiscal years ending:
2020	$37
2021	29
2022	27
2023	28
2024	23
Thereafter	57
$201
For the year ended February 28, 2019, the Company incurred rental expense of $31 million (February 28, 2018 - $32 million; February 28, 2017 - $37 million).

(f)	Litigation
The Company is involved in litigation in the normal course of its business, both as a defendant and as a plaintiff. The Company is subject to a variety of claims (including claims related to patent infringement, purported class actions and other claims in the normal course of business) and may be subject to additional claims either directly or through indemnities against claims that it provides to certain of its partners and customers. In particular, the industry in which the Company competes has many participants that own, or claim to own, intellectual property, including participants that have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by the Company in its products. The Company has received, and may receive in the future, assertions and claims from third parties that the Company’s products infringe on their patents or other intellectual property rights. Litigation has been, and will likely continue to be, necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish the Company’s proprietary rights. Regardless of whether claims against the Company have merit, those claims could be time-consuming to evaluate and defend, result in costly litigation, divert management’s attention and resources, subject the Company to significant liabilities and could have the other effects that are described in greater detail under “Risk Factors” in the Company’s unaudited Annual Information Form for the fiscal year ended February 28, 2019, which is included in the Company’s Annual Report on Form 40-F, including the risk factors entitled “Litigation against the Company may result in adverse outcomes” and “The Company could be found to have infringed on the intellectual property rights of others”.
Management reviews all of the relevant facts for each claim and applies judgment in evaluating the likelihood and, if applicable, the amount of any potential loss. Where a potential loss is considered probable and the amount is reasonably estimable, provisions for loss are made based on management’s assessment of the likely outcome. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum amount in the range. The Company does not provide for claims for which the outcome is not determinable or claims for which the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

As of February 28, 2019, there are no claims outstanding for which the Company has assessed the potential loss as both probable to result and reasonably estimable; therefore, no accrual has been made. Further, there are claims outstanding for which the Company has assessed the potential loss as reasonably possible to result; however, an estimate of the amount of loss cannot reasonably be made. There are many reasons that the Company cannot make these assessments, including, among others, one or more of the following: the early stages of a proceeding does not require the claimant to specifically identify the patent claims that have allegedly been infringed or the products that are alleged to infringe; damages sought are unspecified, unsupportable, unexplained or uncertain; discovery has not been started or is incomplete; the facts that are in dispute are highly complex (e.g., once a patent is identified, the analysis of the patent and a comparison to the activities of the Company is a labour-intensive and highly technical process); the difficulty of assessing novel claims; the parties have not engaged in any meaningful settlement discussions; the possibility that other parties may share in any ultimate liability; and the often slow pace of litigation.
Though they do not meet the test for accrual described above, the Company has included the following summaries of certain of its legal proceedings that it believes may be of interest to its investors.
Between October and December 2013, several purported class action lawsuits and one individual lawsuit were filed against the Company and certain of its former officers in various jurisdictions in the U.S. and Canada alleging that the Company and certain of its officers made materially false and misleading statements regarding the Company’s financial condition and business prospects and that certain of the Company’s financial statements contain material misstatements. The individual lawsuit was voluntarily dismissed.
On March 14, 2014, the four putative U.S. class actions were consolidated in the U.S. District Court for the Southern District of New York, and on May 27, 2014, a consolidated amended class action complaint was filed. On March 13, 2015, the Court issued an order granting the Company’s motion to dismiss. The Court denied the plaintiffs’ motion for reconsideration and for leave to file an amended complaint on November 13, 2015. On August 24, 2016, the U.S. Court of Appeals for the Second Circuit affirmed the District Court order dismissing the complaint, but vacated the order denying leave to amend and remanded to the District Court for further proceedings in connection with plaintiffs’ request for leave to amend. The Court granted the plaintiffs’ motion for leave to amend on September 13, 2017. On September 29, 2017, the plaintiffs filed a second consolidated amended class action complaint (the “Second Amended Complaint”), which added the Company’s Chief Legal Officer as a defendant. The Court denied the motion to dismiss the Second Amended Complaint on March 19, 2018. During the first quarter of fiscal 2019, the U.S. class actions lawsuit proceeded to discovery. All proceedings, including plaintiffs’ pending motion for class certification but excluding fact and expert discovery, are currently suspended pending the decision of the Second Circuit Court of Appeals in Arkansas Teachers Retirement System et al. v. Goldman Sachs Group, Inc., et al., which involves an issue relevant to the motion for class certification.
On July 23, 2014, the plaintiffs in the putative Ontario class action filed a motion for certification and leave to pursue statutory misrepresentation claims. On November 16, 2015, the Ontario Superior Court of Justice issued an order granting the plaintiffs’ motion for leave to file a statutory claim for misrepresentation. On December 2, 2015, the Company filed a notice of motion seeking leave to appeal this ruling. On January 22, 2016, the court postponed the hearing on the plaintiffs’ certification motion to an undetermined date after asking the Company to file a motion to dismiss the claims of the U.S. plaintiffs for forum non conveniens. Before that motion was heard, the parties agreed to limit the class to purchasers who reside in Canada or purchased on the Toronto Stock Exchange. On November 17, 2018, the Court denied the Company’s motion for leave to appeal the order granting the plaintiffs leave to file a statutory claim for misrepresentation. On February 5, 2019, the Court entered an order certifying a class comprised of persons (a) who purchased BlackBerry common shares between March 28, 2013, and September 20, 2013, and still held at least some of those shares as of September 20, 2013, and (b) who acquired those shares on a Canadian stock exchange or acquired those shares on any other stock exchange and were a resident of Canada when the shares were acquired. Notice of class certification was published on March 6, 2019. The Company expects to file its Statement of Defence in the first quarter of fiscal year 2020, and discovery will then proceed.
On October 12, 2015, a group of institutional investors of Good Technology Corporation (“Good”) filed a putative class action lawsuit on behalf of Good’s common shareholders against members of Good’s former board of directors (the “GTC Directors”) related to the Company’s acquisition of Good (the “GTC Lawsuit”). The plaintiffs allege that the GTC Directors breached their fiduciary duty by engaging in a self-interested transaction that benefited the preferred shareholders at the expense of the common shareholders. The plaintiffs are seeking monetary damages, as well as rescission of the merger agreement between Good and the Company. While neither Good nor the Company are parties to the GTC Lawsuit, Good has certain obligations to indemnify some of the defendants and is providing a defense. On October 29, 2015, Good filed a complaint alleging that the plaintiffs breached their contractual obligations under a voting

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

agreement providing that, in the event of a sale transaction that was approved by both the GTC Directors and a majority of the Good preferred shareholders, the plaintiffs were required to vote their shares in favour of the transaction and refrain from exercising any appraisal or dissent rights (the “Voting Rights Lawsuit”). Good alleges that the filing of the GTC Lawsuit was a breach of the voting agreement. On December 31, 2015, several Good shareholders filed a petition seeking appraisal against Good (the “Appraisal Lawsuit”). On August 25, 2016, the Court granted the plaintiff’s motion for leave to file an amended complaint in the GTC Lawsuit naming additional defendants, including JP Morgan Chase and various venture capital funds whose designees were Good directors (the “Fund Defendants”). Good and the Company are not named in the amended complaint. On May 23, 2017, the plaintiffs reached a tentative settlement with the GTC Directors and Fund Defendants of the GTC Lawsuit. On May 31, 2017, the plaintiffs and JP Morgan Chase reached a tentative settlement of the GTC Lawsuit. On July 24, 2017, Good, the petitioners in the Appraisal Lawsuit and the defendants in the Voting Rights Lawsuit entered into an Agreement of Settlement, Dismissal, and Release and filed same with the court. On August 8, 2017, the Court issued an order granting the parties’ settlement terms. On August 18, 2017, the Company and JP Morgan Chase entered into a Settlement Funding Agreement, by which the Company agreed to fund JP Morgan Chase’s settlement with the plaintiffs. On August 22, 2017, JP Morgan Chase and the plaintiffs filed a Stipulation and Agreement of Compromise and Settlement with the Court. The Court approved the settlement between plaintiffs and JP Morgan Chase and entered a Final Judgment on April 5, 2018. On November 9, 2017, the Company filed a demand for arbitration seeking the release of funds from an escrow fund account established when the Company acquired Good to indemnify the Company for certain costs incurred in connection with the defense and settlement of the GTC Lawsuit and the Appraisal Lawsuit. On August 15, 2018, all parties entered into a Global Settlement Agreement resolving all remaining disputes. On November 5, 2018, the Court approved the Global Settlement Agreement and all issues affecting the Company have been resolved. On February 11, 2019, the Delaware Supreme Court affirmed the Chancery Court’s entry of a final judgment resolving all issues, and denied a motion for rehearing on February 28, 2019.
During the first quarter of fiscal 2018, the Company accrued $10 million for legal costs related to litigation arising out of its acquisition of Good. As a result of the Global Settlement Agreement reached in the second quarter of fiscal 2019, the Company recorded a recovery of $2 million against this accrual.
Other contingencies
In the first quarter of fiscal 2019, the Board approved the 2019 Executive Chair Grant. As part of the agreement, the Company’s Executive Chair and CEO is entitled to receive a contingent performance-based cash award in the amount of $90 million that will become earned and payable should the 10-day average closing price of the Company’s common shares on the New York Stock Exchange reach $30 before November 3, 2023. As the award is triggered by the Company’s share price, it is considered stock-based compensation and accounted for as a share-based liability award. See further discussion under “Contingent Cash Award” in Note 11.

(f)	Concentrations in Certain Areas of the Company’s Business
The Company attempts to ensure that most components essential to the Company’s business are generally available from multiple sources; however, certain components are currently obtained from limited sources within a competitive market, which subjects the Company to supply, availability and pricing risks. The Company has also entered into various agreements for the supply of components, and the manufacturing of its products; however, there can be no guarantee that the Company will be able to extend or renew these agreements on similar terms, or at all. Therefore, the Company remains subject to risks of supply shortages.

(g)	Indemnifications
The Company enters into certain agreements that contain indemnification provisions under which the Company could be subject to costs and damages, including in the event of an infringement claim against the Company or an indemnified third party. Such intellectual property infringement indemnification clauses are generally not subject to any dollar limits and remain in effect for the term of the Company’s agreements. To date, the Company has not encountered material costs as a result of such indemnifications.
The Company has entered into indemnification agreements with its current and former directors and executive officers. Under these agreements, the Company agreed, subject to applicable law, to indemnify its current and former directors and executive officers against all costs, charges and expenses reasonably incurred by such individuals in respect of any civil, criminal or administrative action that could arise by reason of their status as directors or officers. The Company maintains liability insurance coverage for the benefit of the Company, and its current and former directors and executive officers. The Company has not encountered material costs as a result of such indemnifications in fiscal 2019. See the Company’s

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Management Information Circular for its 2018 annual meeting of shareholders for additional information regarding the Company’s indemnification agreements with its current and former directors and executive officers.

15.	REVENUE AND SEGMENT DISCLOSURES
Revenue
The Company disaggregates revenue from contracts with customers based on geographical regions, timing of revenue recognition, and the major product and service types as described in Note 1.
Revenue, classified by major geographic regions in which the Company’s customers are located, was as follows:

	For the Years Ended
	February 28, 2019 (1)		February 28, 2018 (2)		February 28, 2017 (2)
North America (3)	599	66.2%	540	58.0%	659	50.3%
Europe, Middle East and Africa	222	24.6%	278	29.8%	461	35.2%
Latin America	7	0.8%	15	1.6%	35	2.7%
Asia Pacific	76	8.4%	99	10.6%	154	11.8%
	$904	100.0%	$932	100.0%	$1,309	100.0%
______________________________
(1) As reported under the new revenue recognition standard, ASC 606.
(2) Comparative information has not been restated and continues to be reported under the accounting standards in effect for previous periods.
(3) North America includes all revenue from the Company’s intellectual property arrangements, due to the global applicability of the patent portfolio and licensing arrangements thereof.
Total revenue, classified by product and service type, was as follows:

	For the Years Ended
	February 28, 2019 (1)	February 28, 2018 (2)	February 28, 2017 (2)
Enterprise software and services	$355	$388	$345
BlackBerry Technology Solutions	204	163	151
Licensing, IP and other	286	196	126
Handheld devices	13	64	374
SAF	46	121	313
	$904	$932	$1,309
______________________________
(1) As reported under the new revenue recognition standard, ASC 606.
(2) Comparative information has not been restated and continues to be reported under the accounting standards in effect for previous periods.
Enterprise software and services includes revenue from the Company’s security, productivity, collaboration and end-point management solutions through the BlackBerry Secure platform, which includes BlackBerry Unified Endpoint Manager (UEM), BlackBerry Dynamics, BlackBerry Workspaces and BBM Enterprise, among other products and applications, as well as revenue from the sale of the Company’s AtHoc Alert secure networked crisis communications solution, its Secusmart SecuSUITE secure voice and text solution, and professional services from BlackBerry Cybersecurity Services and BlackBerry Cylance.
BlackBerry Technology Solutions includes revenue from the Company’s QNX CAR Platform and Neutrino Operating System, among other BlackBerry QNX products, as well as revenue from the Company’s BlackBerry Radar asset tracking solution, Paratek antenna tuning technology, and Certicom cryptography and key management products.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Licensing, IP and other includes revenue from the Company’s mobility licensing software arrangements, including revenue from licensed hardware sales and intellectual property licensing, and from the Company’s BBM Consumer licensing arrangement.
Handheld devices includes revenue from the sale of the DTEK60 and all prior BlackBerry smartphone models to carriers and distributors, accessories and repair services of handheld devices and the release of previously accrued amounts when the Company determines it has no further performance obligations.
SAF includes revenue associated with the Company’s legacy SAF business, relating to subscribers utilizing the Company’s legacy BlackBerry 7 and prior operating systems, as well as revenue relating to unspecified future software upgrade rights for devices sold by the Company.
Revenue, classified by timing of recognition, was as follows:

For the Year Ended
February 28, 2019
Products and services transferred over time	$488
Products and services transferred at a point in time	416
Total	$904
Revenue Contract Balances
The following table sets forth the activity in the Company’s revenue contract balances for the fiscal year ended February 28, 2019:

	Accounts Receivable	Deferred Revenue	Deferred Commissions
Opening balance as at March 1, 2018 (as adjusted for ASC 606)	$151	$292	$21
Increases due to invoicing of new or existing contracts, associated contract acquisition costs, or other	671	563	23
Increase due to Cylance acquisition	33	95	—
Decreases due to payment, fulfillment of performance obligations, or other	(661)	(600)	(21)
Increase, net	43	58	2
Closing balance as at February 28, 2019	$194	$350	$23
Transaction Price Allocated to the Remaining Performance Obligations
The table below discloses the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied as at February 28, 2019 and the time frame in which the Company expects to recognize this revenue. The disclosure includes estimates of variable consideration, except when the variable consideration is a sales-based or usage-based royalty promised in exchange for a license of intellectual property.

	As at February 28, 2019
	Less than 12 Months	12 to 24 Months	Thereafter	Total
Remaining performance obligations	$336	$143	$101	$580
Revenue Recognized for Performance Obligations Satisfied in Prior Periods
For the fiscal year ended February 28, 2019, $11 million in revenue was recognized relating to the legacy handheld devices business.
Segment disclosures
The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by the Chief Operating Decision Maker (“CODM”) for making decisions and assessing performance as a source of the Company’s reportable operating segments. The CODM, who is the Executive Chair and

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

CEO, reviews financial information, makes decisions and assesses the performance of the Company as a single operating segment.
Property, plant and equipment, intangible assets and goodwill, classified by geographic segments in which the Company’s assets are located, were as follows:

	As at
	February 28, 2019		February 28, 2018
	Property, Plant and Equipment, Intangible Assets and Goodwill	Total Assets	Property, Plant and Equipment, Intangible Assets and Goodwill	Total Assets
Canada	$396	$654	$425	$640
United States	2,178	3,089	627	2,922
Other	42	186	58	218
	$2,616	$3,929	$1,110	$3,780
Information About Major Customers
There was one customer that comprised more than 10% of the Company’s revenue in fiscal 2019 (fiscal 2018 - no customers that comprised more than 10%; fiscal 2017 - no customers that comprised more than 10%).

16.	CASH FLOW AND ADDITIONAL INFORMATION

(a)	Certain consolidated statements of cash flow information related to interest and income taxes paid is summarized as follows:

	For the Years Ended
	February 28, 2019	February 28, 2018	February 28, 2017
Interest paid during the year	$24	$39	$48
Income taxes paid during the year	6	6	10
Income tax refunds received during the year	15	7	19

(b)	Additional information
Advertising expense, which includes media, agency and promotional expenses totaling $22 million (February 28, 2018 - $23 million; February 28, 2017 - $38 million) is included in selling, marketing and administration expenses for the fiscal year ended February 28, 2019.
Selling, marketing and administration expenses for the fiscal year ended February 28, 2019 included $2 million with respect to foreign exchange gains (February 28, 2018 - losses of nil; February 28, 2017 - losses of $4 million).